Exhibit 99.4

EXECUTION VERSION

EXCHANGE OFFER AGREEMENT

by and among

LAN AIRLINES S.A.,

COSTA VERDE AERONÁUTICA S.A.,

INVERSIONES MINERAS DEL CANTÁBRICO S.A.,

TAM S.A.,

NOEMY ALMEIDA OLIVEIRA AMARO,

MARIA CLÁUDIA OLIVEIRA AMARO,

MAURÍCIO ROLIM AMARO,

JOÃO FRANCISCO AMARO

and

TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

Dated as of January 18, 2011

TABLE OF CONTENTS

-i-

-ii-

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.	Access to Information; Confidentiality	51
SECTION 5.02.	Further Action; Efforts	53
SECTION 5.03.	Advice of Changes	55
SECTION 5.04.	Covenants of the Controlling Shareholders	56

ARTICLE VI

CONDITIONS TO THE COMMENCEMENT OF THE EXCHANGE OFFER

SECTION 6.01.	Mutual Conditions to the Commencement of the Exchange Offer	59
SECTION 6.02.	LAN’s Conditions to the Commencement of the Exchange Offe	61
SECTION 6.03.	Amaro Family’s Conditions to the Commencement of the Exchange Offer	62
SECTION 6.04.	Commencement of the Exchange Offer	64

ARTICLE VII

CONDITIONS TO THE CONSUMMATION OF THE EXCHANGE OFFER

SECTION 7.01.	Conditions to the Consummation of the Exchange Offer	64
SECTION 7.02.	Mutual Conditions to the Consummation of the Exchange Offer	64
SECTION 7.03.	LAN Conditions to the Consummation of the Exchange Offer	65

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.	Termination	68
SECTION 8.02.	Effect of Termination	70
SECTION 8.03.	Amendment	70
SECTION 8.04.	Extension; Waiver	70
SECTION 8.05.	Indemnification.	71

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.	Survival	72
SECTION 9.02.	Fees and Expenses	72

-iii-

Exhibit 1	–	By-laws of TAM as of the Effective Time
Exhibit 2	–	By-laws of Holdco 1
Exhibit 3	–	By-laws of Sister Holdco
Exhibit 4	–	By-laws of Holdco 2
Exhibit 5	–	Current By-laws of TAM
Exhibit 6	–	Current By-laws of LAN

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INDEX OF DEFINED TERMS

Page

Actions	17
Adverse Actions	60
Affiliate	75
Agreed Courts	81
Agreed Issues	81
Agreement	1
Airline Affiliate	75
Amaro Family	1
ANAC	1
ANAC Approval	4
Antitrust Law	75
Appraisal Condition	61
beneficial ownership	75
Bovespa	5
Brazilian Aeronautical Code	13
Brazilian Exchange Offer Documents	6
business day	75
Chilean Corporate Law	59
Chilean Law	3
Commencement Date	5
Condition Date	4
Confidential Information	52
Consents	53
Contract	13
Control	75
Control Group Shareholders Agreement	3
Convertible Securities	75
Corrupt Practices Laws	20
CVM	5
CVM I 361	2
CVM I 480	5
Delisting Condition	64
Depositary	4
DGAC	13
DHS	13
Disclosing Party	53
Distribution Date	29
DOT	13
Edital	5, 8
Effective Time	8
Eligible TAM Shares	5
Environmental Laws	21
Equity Securities	76
Exchange Offer	2
Exchange Offer Conditions	8
executive officer	70
FAA	13
FCC	13
Form F-4	6
Free Float Shares	5
Governmental Entity	13
Hazardous Materials	21
Holdco 1	2
Holdco 1 Non-Voting Stock	2
Holdco 1 Shareholders Agreement	3
Holdco 1 Stock	2
Holdco 1 Voting Stock	2
Holdco 2	2
Holdco 2 Stock	5
IASB	15
IATA	21
IFRS	15
Implementation Agreement	1
Indebtedness	76
Indemnified Party	71
Indemnifying Party	71
Intellectual Property	76
IT Assets	76
JAC	13
Key Personnel	76
Knowledge	76
LAN	1
LAN Aircraft	42
LAN Aircraft Contracts	42
LAN Airline Regulatory Entities	34
LAN BDRs	6

-v-

LAN Benefit Plans	44
LAN Board	33
LAN By-laws	31
LAN Capitalization Date	31
LAN Common Stock	2
LAN Condition Notice	56
LAN Contract Flight Agreements	43
LAN Controlling Shareholders	1
LAN Controlling Shareholders Disclosure Schedule	49
LAN Disclosure Schedule	30
LAN Employees	44
LAN Financial Reporting Documents	34
LAN Indemnified Parties	71
LAN Licenses	39
LAN Material Adverse Effect	77
LAN Material Contract	38
LAN Slots	43
LAN Stock Exchanges	34
LAN Stock Options	31
LAN Stock Plans	31
LAN Stock-Based Awards	32
LAN Subsidiary By-laws	31
LATAM/TEP Shareholders Agreement	3
Law	77
Leilão	8
Leilão Date	56
Licenses	19
Liens	10
Losses	71
Major LAN Airport	44
Major TAM Airport	24
Master Agreement	78
Mergers	2
Minimum Condition Notice	56
Minimum Conditions	65
Minimum Tender Condition	65
NYSE	7
Offer to Exchange/Prospectus	29
Order	77
Ordinary TEP Shares	1
Outside Date	69
Parent	51
Person	77
Pre-Commencement Closing	4
Pre-Commencement Closing Date	4
Preferred TEP Shares	1
Ratification of Understanding	4
Receiving Party	53
Regulatory Documents	7
Regulatory Entities	7
Release	21
Relevant Agreements	68
Relevant Parent Entity	56
Representatives	52
Required Listings	9
Requisite LAN Shareholder Approval	33
Restraining Orders	60
Sarbanes-Oxley Act	15
Schedule 14D-9	7
Schedule TO	7
SEC	6
Securities Registry	5
Sister Holdco	2
Slots	24
SSE	5
Subscriptions	57
Subsidiary	77
SVS	5
Swap Contract	78
TAM	1
TAM ADRs	4
TAM Aircraft	22
TAM Aircraft Contracts	22
TAM Airline Regulatory Entities	14
TAM Benefit Plans	25
TAM Board	12
TAM By-laws	11
TAM Capitalization Date	11
TAM Contract Flight Agreements	23
TAM Direct Controlling Shareholder	1
TAM Direct Controlling Shareholder Disclosure Schedule	48
TAM Disclosure Schedule	10
TAM Employees	25

-vi-

TAM Financial Reporting Documents	14
TAM Licenses	19
TAM Material Adverse Effect	78
TAM Material Contract	18
TAM Ordinary Stock	1
TAM Preferred Stock	1
TAM Shareholders Agreement	3
TAM Slots	24
TAM Stock	1
TAM Stock Exchanges	14
TAM Stock Plans	11
TAM Stock-Based Awards	11
TAM Subsidiary By-laws	11
Tax	27
Tax Return	27
TEP Chile	1
TEP Chile Subscription	57
TEP Condition Notice	57
TEP Indemnified Parties	71
TEP Restructuring	2
TEP Shares	1
Third Party	71
Transaction Agreements	79
TSA	13
U.S. Exchange Act	6
U.S. Exchange Offer Documents	7
U.S. Offering Documents	6
U.S. Securities Act	6
U.S. Securities Laws	6
U.S. Shareholders	5
Withdrawal Deadline	56

-vii-

EXCHANGE OFFER AGREEMENT

EXCHANGE OFFER AGREEMENT, dated as of January 18, 2011 (the “Agreement”), among LAN AIRLINES S.A., a Chilean corporation (“LAN”), COSTA VERDE AERONÁUTICA S.A. and INVERSIONES MINERAS DEL CANTÁBRICO S.A., Chilean corporations that are the controlling shareholders of LAN under the Law of Chile (collectively, the “LAN Controlling Shareholders”), TAM S.A., a Brazilian corporation (“TAM”), Noemy Almeida Oliveira Amaro, Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro and João Francisco Amaro, all of whom are Brazilian citizens and residents and who, collectively, are the only shareholders of the TAM Direct Controlling Shareholder under the Law of Brazil (all such individuals, collectively, the “Amaro Family”) and TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a Brazilian corporation that is the controlling shareholder of TAM under the Law of Brazil (the “TAM Direct Controlling Shareholder”).

WHEREAS, the board of directors of each of LAN and TAM has approved the combination of the two companies on and subject to the terms and conditions set forth in this Agreement and an implementation agreement being entered into by the parties to this Agreement at the same time as this Agreement (the “Implementation Agreement”);

WHEREAS, if (but only if) the Agência Nacional de Aviação Civil of Brazil (“ANAC”) has approved without any conditions not acceptable to the parties (i) the direct transfer by the TAM Direct Controlling Shareholder to the Amaro Family of all of the shares of ordinary stock, without par value (“TAM Ordinary Stock”), of TAM beneficially owned by the TAM Direct Controlling Shareholder (the “Ordinary TEP Shares”) (which represents 85.3457% of the outstanding shares of TAM Ordinary Stock), (ii) the direct transfer by the TAM Direct Controlling Shareholder to the Amaro Family of all of the shares of non-voting preferred stock, without par value (the “TAM Preferred Stock” and, collectively with the TAM Ordinary Stock, the “TAM Stock”), of TAM beneficially owned by the TAM Direct Controlling Shareholder (the “Preferred TEP Shares” and, collectively with the Ordinary TEP Shares, the “TEP Shares”) (which represents 25.0873% of the outstanding shares of TAM Preferred Stock), (iii) the direct transfer by the Amaro Family to a new Chilean holding company, TEP Chile S.A. (“TEP Chile”), of all of the TEP Shares, (iv) the direct transfers by TEP Chile of the Ordinary TEP Shares to Holdco 1 and the Preferred TEP Shares to Sister Holdco, (v) the direct transfers by the other holders of shares of TAM Ordinary Stock to Holdco 2 pursuant to the Exchange Offer, subsequently to LAN pursuant to the Mergers and finally to Holdco 1 through the contribution by LAN and (vi) the direct transfers by the other holders of shares of TAM Preferred Stock to Holdco 2 pursuant to the Exchange Offer and subsequently to LAN pursuant to the Mergers, which direct transfers will result in the indirect transfers of shares of TAM Linhas Aéreas S.A., Pantanal Linhas Aéreas S.A. and TAM Milor Táxi Aéreo, Representações, Marcas e Patentes S.A., such transfers will be effected as described below;

WHEREAS, after the date of this Agreement and prior to the time at which the TEP Chile Subscription is made and paid pursuant to Section 5.04(b),  the Amaro Family will implement a capital reduction of the TAM Direct Controlling Shareholder, pursuant to which the TAM Direct Controlling Shareholder will transfer all of the TEP Shares to the members of the Amaro Family pro rata in accordance with their relative equity ownership of the TAM Direct Controlling Shareholder (“TEP Restructuring”);

WHEREAS, after the TEP Restructuring and after the TEP Chile Subscription is made pursuant to Section 5.04(b),  the Amaro Family will contribute all of the TEP Shares to TEP Chile and TEP Chile will contribute all of the Ordinary TEP Shares to a new Chilean holding company (“Holdco 1”) in exchange for 100% (other than two shares issued to LAN) of the non-voting stock, no par value (the “Holdco 1 Non-Voting Stock”), of Holdco 1, and (ii) Holdco 1 and its nominee will incorporate a new Chilean company (“Holdco 2”), and the parties agree that the value of the TEP Shares so contributed shall be the net asset value of such TEP Shares as of the date of their contribution;

WHEREAS, after the consummation of the Mergers, the Amaro Family will collectively own 100% of the outstanding shares of TEP Chile, TEP Chile will own at least 80% of the voting stock, no par value (the “Holdco 1 Voting Stock,” and collectively with the Holdco 1 Non-Voting Stock, “Holdco 1 Stock”), of Holdco 1, and LAN will own 100% of the shares of Holdco 1 Non-Voting Stock and no more than 20% of the shares of Holdco 1 Voting Stock;

WHEREAS, Holdco 2 will make a delisting exchange offer (the “Exchange Offer”) pursuant to the terms and conditions of the CVM Instruction 361/2002, as amended from time to time, without taking into consideration the amendments to such instruction brought by CVM Instruction 487/2010 and later amendments (the “CVM I 361”) for all of the outstanding shares of TAM Stock other than the TEP Shares pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, simultaneously with the consummation of the Exchange Offer, Holdco 2 and another newly formed Chilean company (“Sister Holdco”) will merge with and into LAN (collectively, the “Mergers”) pursuant to the Implementation Agreement;

WHEREAS, as a result of the Exchange Offer and the Mergers, LAN will acquire substantially all of the remaining outstanding shares of TAM Stock from the holders who elect to participate in the Exchange Offer and will issue shares of common stock, no par value (the “LAN Common Stock”), of LAN to such holders and to TEP Chile at the same time and at the same exchange ratio;

WHEREAS, after consummation of the foregoing transactions and assuming (only for the purposes of calculating the ownership percentages shown below) that (i) all holders of shares of TAM Stock (other than the TEP Shares) fully participate in the Exchange Offer, (ii) none of the holders of the outstanding shares of LAN Common Stock exercise their appraisal rights (derecho a retiro) under the Law of Chile in respect of the Mergers and (iii) the only shares of LAN Common Stock and TAM Stock that will be outstanding after the consummation of the Mergers are the shares issued in the Mergers and the shares which are subscribed and fully paid for as of the date of the Agreement (which excludes any shares issuable upon future exercises of stock options):

(a)	Holdco 1 will own 100% of the shares of TAM Ordinary Stock;

(b)	the Amaro Family collectively will own 100% of the shares of TEP Chile;

(c)	TEP Chile will own 80% of the shares of Holdco 1 Voting Stock;

(d)	LAN will own 100% of shares of Holdco 1 Non-Voting Stock, 20% of shares of the Holdco 1 Voting Stock and 100% of the shares of TAM Preferred Stock; and

(e)
the Amaro Family collectively will own 13.67% of the outstanding shares of LAN Common Stock through TEP Chile and the other TAM shareholders will own 15.65% of the outstanding shares of LAN Common Stock;

WHEREAS, in connection with the foregoing transactions, LAN, TEP Chile, Holdco 1 and TAM will enter into a shareholder agreement (the “TAM Shareholders Agreement”) that will set forth their agreements with respect to the governance of, management and relationships between, TAM and its subsidiaries;

WHEREAS, in connection with the foregoing transactions, LAN, TEP Chile and Holdco 1 will enter into a shareholder agreement, dated the date hereof (the “Holdco 1 Shareholders Agreement”), to set forth their agreement with respect to the governance of Holdco 1;

WHEREAS, in connection with the foregoing transactions, LAN and TEP Chile will enter into a shareholder agreement (the “LATAM/TEP Shareholders Agreement”) that will set forth their agreements with respect to the governance of, and relationships between, LAN, Holdco 1 and their respective Subsidiaries;

WHEREAS, in connection with the foregoing transactions, the LAN Controlling Shareholders, as the continuing controlling shareholders of LAN under the Law of Chile (“Chilean Law”), desire to make certain concessions to TEP Chile and the Amaro Family by entering into a shareholder agreement with TEP Chile (the “Control Group Shareholders Agreement”) that will set forth their agreements with respect to the governance of LAN, the voting, sale and transfer of their shares of LAN Common Stock and TEP Chile’s shares of Holdco 1 Voting Stock and certain other matters; and

WHEREAS, the board of directors of each of LAN, TAM, the LAN Controlling Shareholders and the TAM Direct Controlling Shareholder have approved this Agreement and the Implementation Agreement and the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth in this Agreement and the Implementation Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and the Implementation Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE EXCHANGE OFFER

SECTION 1.01.      ANAC Approval.  On October 20, 2010, the parties hereto submitted to ANAC an application for ANAC’s approval of: (i) the direct transfer by TEP Chile of the Ordinary TEP Shares to Holdco 1 and the Preferred TEP Shares to Sister Holdco, (ii) the direct transfers by the other holders of TAM Ordinary Stock to Holdco 2 pursuant to the Exchange Offer, subsequently to LAN pursuant to the Mergers and finally to Holdco 1 through the contribution by LAN and (iii) the direct transfers by the other holders of TAM Preferred Stock to Holdco 2 pursuant to the Exchange Offer and subsequently to LAN pursuant to the Mergers (the “ANAC Approval”), together with a Private Instrument of Ratification of Understanding, dated as of October 12, 2010 and as amended as of December 13, 2010, among the parties (the “Ratification of Understanding”).  Promptly following the date hereof, the parties will amend the Ratification of Understanding to request that ANAC also approve the (i) direct transfers by the TAM Direct Controlling Shareholder of the TEP Shares to the Amaro Family and (ii) the direct transfer by the Amaro Family of the TEP Shares to TEP Chile.  The parties acknowledge and agree that they will take no actions to implement any of the transactions contemplated by this Agreement unless and until the ANAC Approval has been received or ANAC has expressly approved the taking of such actions prior to receipt of the ANAC Approval.

SECTION 1.02.      Pre-Commencement Closing.  Unless otherwise agreed in writing by LAN and the TAM Direct Controlling Shareholder and the Amaro Family, a meeting (the “Pre-Commencement Closing”) shall take place at the offices of Pinheiro Neto Advogados located at Rua Hungria, 1.100 São Paulo, SP, Brasil at 9:00 A.M., São Paulo time, on the first business day (the “Pre-Commencement Closing Date”) following the first day on which all of the conditions set forth in Article VI are satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Pre-Commencement Closing, but subject to the satisfaction or waiver of those conditions) (the “Condition Date”).

SECTION 1.03.      Commencement.  As promptly as practicable on the first business day after the Pre-Commencement Closing Date, Holdco 2 will make a delisting tender offer in the form of the Exchange Offer to acquire (i) all of the outstanding shares of TAM Preferred Stock other than the Preferred TEP Shares (including those represented by American Depositary Receipts (“TAM ADRs”) issued pursuant to the Deposit Agreement, dated as of March 9, 2006, among TAM, JPMorgan Chase Bank, N.A., as Depositary (the “Depositary”), and the holders of TAM ADRs from time to time), and (ii) all of the outstanding shares of TAM Ordinary Stock other than the Ordinary TEP Shares (the shares of TAM Stock described in clauses (i) and (ii) are collectively referred to herein as the “Eligible TAM Shares” and the Eligible TAM Shares not beneficially owned by the TAM Direct Controlling Shareholder and/or the Amaro Family, any of their Affiliates, TAM or any of its Subsidiaries are referred to herein as, the “Free Float Shares”), in each case for the same number of shares of ordinary stock, no par value (“Holdco 2 Stock”), of Holdco 2.  The Exchange Offer shall commence when the Edital relating thereto (the “Edital”) is published in Brazil in accordance with Brazilian Law (the date and time at which such publication occurs is referred to herein as the “Commencement Date”).  In connection with the Exchange Offer, TAM shall promptly furnish or cause to be furnished to Holdco 2 and LAN (x) a list of the names and addresses of the record holders and beneficial owners of Free Float Shares located in the United States and the record holders and beneficial owners of TAM ADRs (collectively, the “U.S. Shareholders”), in each case as of the most recent practicable date, as well as mailing labels containing such names and addresses, and (y) security position lists, computer files and any other information identifying such record holders and beneficial owners as of the most recent practicable date which TAM, its transfer agent or the Depositary have in their possession or control or can obtain without unreasonable effort or expense.  TAM will furnish or cause to be furnished to Holdco 2 and LAN such additional information (including updates of the items provided pursuant to the preceding sentence) and such other assistance as Holdco 2 or LAN may reasonably request in communicating the Exchange Offer and the Mergers to the record holders and beneficial owners of the Eligible TAM Shares.

SECTION 1.04.      Filings and Actions.

(a)          Chilean Filings and Actions.  Only to the extent required by the CVM, prior to the Commencement Date, the TAM Direct Controlling Shareholder and the Amaro Family shall cause Holdco 2 to (i) (A) register as an issuer in the Securities Registry (the “Securities Registry”) of the Superintendencia de Valores y Seguros (the “SVS”), (B) register a sufficient number of shares of Holdco 2 Stock as securities subject to oferta pública in the Securities Registry and with the Santiago Stock Exchange (the “SSE”) and (C) obtain waivers of any applicable preemptive rights, in each case in order to consummate the Exchange Offer on the terms contemplated in this Agreement, and (ii) file and submit all disclosures with the SVS and the SSE that are required under applicable Law in connection with the Exchange Offer, including Norma de Carácter General Nº 30 of the SVS and the rules and regulations of the SSE.

(b)          Brazilian Filings and Actions.

(i)           Prior to the Commencement Date, LAN shall (A) file with the Comissão de Valores Mobiliários (the “CVM”) and the BM&FBovespa (the “Bovespa”), under the terms of CVM Instruction 480/2009 (“CVM I 480”), a draft form of its Formulário de Referência and a request to register LAN as a publicly traded company (companhia estrangeira com valores mobiliários negociados em mercados regulamentados); (B) apply for the registration of a Level II BDR Program under the terms of CVM I 480 and CVM Instruction 332, as amended; and (C) apply with the Bovespa to list the Brazilian Depositary Receipts (“LAN BDRs”) to be issued pursuant to a deposit agreement in customary form to be entered into among LAN, the depositary agent and the holders of LAN BDRs from time to time.

(ii)           Prior to the Commencement Date, Holdco 2 shall file with the CVM, under the terms of CVM Instruction I 361, a Tender Offer Statement with respect to TAM’s delisting procedure and the exchange of the shares of Holdco 2 Stock and LAN BDRs pursuant to the Exchange Offer and the Mergers, which shall include an Offer to Exchange/Prospectus as well as any other documents required to be included therein under applicable Law pursuant to which the Exchange Offer will be made, together with any supplements or amendments thereto that may be requested by the CVM or the Bovespa (the “Brazilian Exchange Offer Documents”).

(iii)           The TAM Direct Controlling Shareholder and the each of the members of the Amaro Family agrees to take, and to cause TEP Chile, Holdco 1, Holdco 2 and Sister Holdco, as applicable, to take, to the extent required under Brazilian Law, any action required by any Governmental Entity or the Bovespa in order to implement and consummate the Exchange Offer, the Mergers or any of the other transactions contemplated by this Agreement and the Implementation Agreement.

(c)          U.S. Filings and Actions.

(i)           Prior to the Commencement Date, (A) LAN, TAM, the TAM Direct Controlling Shareholder and the Amaro Family and Holdco 2 shall prepare, and LAN and Holdco 2 shall file with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to and in accordance with the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “U.S. Securities Act”), and the U.S. Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “U.S. Exchange Act” and, collectively with the U.S. Securities Act, the “U.S. Securities Laws”), a registration statement on Form F-4 with respect to the Exchange Offer and the Mergers and the offer and sale (as defined under the U.S. Securities Act) of shares of Holdco 2 Stock and shares of LAN Common Stock pursuant thereto (as amended and supplemented from time to time, the “Form F-4”), which shall include an Offer to Exchange/Prospectus and a related letter of transmittal and summary advertisement (as amended or supplemented from time to time, the “U.S. Offering Documents”); and (B) LAN and Holdco 2 shall cause the U.S. Offering Documents to be disseminated to the U.S. Shareholders as and to the extent required by the U.S. Securities Laws.  Each of LAN, TAM, the TAM Direct Controlling Shareholder and the Amaro Family and Holdco 2 shall use all reasonable efforts to have the Form F-4 declared effective under the U.S. Securities Act as promptly as practicable after such filing and to cause the Offer to Exchange/Prospectus and the related letter of transmittal included in the Form F-4 to be mailed to the U.S. Shareholders as promptly as practicable after the Commencement Date.  Each of LAN, TAM, the TAM Direct Controlling Shareholder, the Amaro Family and Holdco 2 shall also take any action required to be taken under any applicable state securities Law in connection with the issuance of shares of Holdco 2 Stock pursuant to the Exchange Offer and shares of LAN Common Stock pursuant to the Mergers, and each of LAN, TAM, the TAM Direct Controlling Shareholder, the Amaro Family and Holdco 2 shall furnish all information as may be reasonably requested by the other parties in connection with any such action, the Form F-4 or the Offer to Exchange/Prospectus.  LAN and Holdco 2 shall notify each other party promptly after it shall become aware that (A) the Form F-4 has been declared effective by the SEC, and (B) any stop order has been issued by the SEC with respect to the Form F-4 or the qualification of the offer and sale (as defined under the U.S. Securities Act) of the shares of Holdco 2 Stock or shares of LAN Common Stock pursuant to the Exchange Offer or the Mergers has been suspended in any jurisdiction.

(ii)           On the Commencement Date, LAN and Holdco 2 shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A promulgated under the U.S. Exchange Act, a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”) with respect to the Exchange Offer (the Schedule TO, Form F-4 and the U.S. Offering Documents, together with any supplements or amendments thereto, the “U.S. Exchange Offer Documents”).  TAM hereby consents to the inclusion in the U.S. Exchange Offer Documents of the TAM Board Recommendations.

(iii)           On the Commencement Date, TAM shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Exchange Offer containing the TAM Board Recommendations (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) and shall cause the Schedule 14D-9 to be disseminated to the U.S. Shareholders with the U.S. Offering Documents, in each case in a manner that complies with Rule 14d-9 under the U.S. Exchange Act and other applicable U.S. Securities Laws.

(d)          Further Action.  All of the written documents filed with, or submitted to, ANAC, the SVS, the SSE, the CVM, the Bovespa, the New York Stock Exchange, Inc. (the “NYSE”), the SEC or any other Governmental Entity pursuant to the securities laws of any jurisdiction by any party hereto in connection with the Exchange Offer or the Mergers (such written documents, together with any amendments or supplements thereto, are collectively referred to herein the “Regulatory Documents” and the entities with which the Regulatory Documents are filed or to which they are submitted are collectively referred to herein as the “Regulatory Entities”) shall comply in all material respects with applicable Law of the jurisdiction in which they are filed or submitted.  Each of LAN, TAM, the TAM Direct Controlling Shareholder, the Amaro Family and Holdco 2 agrees to use all reasonable efforts to respond promptly to comments or inquiries from any Regulatory Entity or its staff with respect to any Regulatory Documents it filed with or submitted to such Regulatory Entity, and to promptly correct any information provided by it for inclusion in any Regulatory Document if and to the extent that such information shall contain any untrue statement of any material fact, omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or shall otherwise become false or misleading in any material respect or otherwise require amendment under applicable Law.  Each of LAN, TAM, the TAM Direct Controlling Shareholder, the Amaro Family and Holdco 2 shall take all steps necessary to amend or supplement all Regulatory Documents filed or submitted by it and to cause all such Regulatory Documents so amended or supplemented to be filed with the relevant Regulatory Entity and to be disseminated to the holders of Eligible TAM Shares, in each case as and to the extent required by applicable Law.  Each of TAM, the TAM Direct Controlling Shareholder, the Amaro Family and LAN and their respective counsels shall be given reasonable opportunity to review and comment on each Regulatory Document (including any amendments or supplements thereto) before it is filed with or submitted to the relevant Regulatory Entity or disseminated to the holders of Eligible TAM Shares.  Each of LAN, Holdco 2, TAM, the TAM Direct Controlling Shareholder, the Amaro Family and their respective counsels shall provide the others with copies of any written comments, and shall inform them of any oral comments, that it or its counsel receives from any Regulatory Entity or its staff with respect to any Regulatory Document promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any written or oral responses to such comments before they are filed with or submitted to such Regulatory Entity.  Without limiting the foregoing, the parties hereby acknowledge and agree that all Regulatory Documents filed with or submitted to any Regulatory Entity or its staff shall be in form and substance reasonably acceptable to each of LAN, TAM, the TAM Direct Controlling Shareholder and the Amaro Family before they are filed with or submitted to such Regulatory Entity or its staff.

SECTION 1.05.      Terms and Conditions.  The terms and conditions of the Exchange Offer shall comply with applicable Law.  The consummation of the Exchange Offer will be subject only to the conditions set forth in Article VII (the “Exchange Offer Conditions”), including the Minimum Conditions.  For all purposes of this Agreement, the consummation of the Exchange Offer shall be deemed to be the purchases of TAM Stock pursuant to the auction (leilão) (the “Leilão”) established in the edital relating to the Exchange Offer (the “Edital”).  In order to accept the Exchange Offer, the holders of Eligible TAM Shares will have to tender and not withdraw their shares in accordance with the requirements of the Exchange Offer.  If the Exchange Offer is required to be consummated pursuant to Section 5.04(b), then the Amaro Family will cause Holdco 2 to purchase and pay (with shares of LAN Common Stock issuable in the Mergers) for all of the Eligible TAM Shares validly tendered and not withdrawn pursuant to the Exchange Offer that Holdco 2 is obligated to purchase pursuant to the terms of the Exchange Offer on the Expiration Date.    Whenever this Agreement requires the TAM Direct Controlling Shareholder, TEP Chile, Holdco 2 or Sister Holdco to take any action, such requirement shall be deemed to include an undertaking on the part of the Amaro Family or the TAM Direct Controlling Shareholder, as applicable, to cause them to take such action.  The time at which the Mergers become effective is referred to herein as the “Effective Time.”

SECTION 1.06.      Extensions and Amendments.  Subject to the parties’ right to cause Holdco 2 to request permission from the CVM to extend the expiration time for the Exchange Offer or to revoke the Exchange Offer as provided below, the Exchange Offer shall initially expire on the date provided in the Edital.  If all of the Exchange Offer Conditions are not satisfied at, or waived by the parties entitled to grant such waivers as provided in Article VII prior to, any then scheduled expiration time for the Exchange Offer, then LAN or the Amaro Family (but only if they are so entitled to grant a waiver of any unsatisfied or unwaived conditions) may, from time to time in its or their sole discretion, cause Holdco 2 to request permission from the CVM to extend the expiration time for the Exchange Offer in maximum increments of 30 days to no later than 28 days after the Commencement Date.  If both LAN and the Amaro Family agree to request a modification to the terms and conditions of the Exchange Offer or revocation of the Exchange Offer, the Amaro Family shall cause Holdco 2 to request permission from the CVM to modify the terms and conditions of the Exchange Offer or to revoke the Exchange Offer; provided, however, that the Amaro Family shall not unreasonably withhold or delay their agreement to request any such amendment that is not adverse to the Amaro Family or the holders of Eligible TAM Shares.  LAN and the Amaro Family shall cause Holdco 2 to request permission from the CVM to revoke the Exchange Offer if this Agreement and the Implementation Agreement terminate in accordance with their terms.

SECTION 1.07.      By-laws.  The parties shall take all necessary action so that immediately following the Effective Time, the by-laws of TAM shall be amended so that they will be in the form attached hereto as Exhibit 1 and the by-laws of Holdco 1, Sister Holdco and Holdco 2 shall be in the forms attached hereto as Exhibits 2, 3 and 4, respectively.

SECTION 1.08.      Listing and Delisting.  LAN shall use its commercially reasonable efforts to cause the following listings to be approved as soon as practicable, and to cause such listings to become effective, no later than the Commencement Date: (i) LAN BDRs representing the shares of LAN Common Stock to be issued in the Mergers to be approved for listing on the Bovespa, (ii) LAN ADRs representing shares of LAN Common Stock to be issued in the Mergers to be approved for listing on the New York Stock Exchange, Inc., subject to notice of issuance, and (iii) the shares of LAN Common Stock to be issued in the Mergers to be approved for listing on the SSE (collectively with each other and any other listings required by any Governmental Entity, the “Required Listings”).  Each of TAM and the Amaro Family shall use its or their commercially reasonable efforts to cause (i) each of the TAM Ordinary Stock and TAM Preferred Stock to be delisted from the Bovespa, in each case if the Delisting Condition was satisfied with respect to such class of TAM Stock, and (ii) the TAM ADRs to be delisted from the NYSE and deregistered under the U.S. Exchange Act, in each case as soon as practicable following the Effective Time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TAM

Except as set forth in the TAM Financial Reporting Documents filed with the SEC or the CVM, as the case may be, and made publicly available after December 31, 2009 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered by TAM to LAN not less than 24 hours prior to entering into this Agreement (the “TAM Disclosure Schedule”) (it being agreed that (i) the disclosure of any fact or item in any section or subsection of the TAM Disclosure Schedule whose relevance to any other section or subsection of this Agreement is reasonably apparent from the face of such disclosure shall also be deemed to be disclosed in the section or subsection of the TAM Disclosure Schedule that corresponds to such other section or subsection of this Agreement and (ii) the exclusion with respect to the TAM Financial Reporting Documents shall not apply to Section 2.03, Section 2.06(a) or Section 2.06(b)), TAM hereby represents and warrants to LAN as follows:

SECTION 2.01.      Organization, Standing and Corporate Power; Subsidiaries.  (a) Each of TAM and its Subsidiaries has been duly organized and is validly existing and (with respect to jurisdictions that recognize such concept) in good standing under the Law of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold and use its properties, rights and other assets and to carry on its business and operations as currently conducted, other than any such failures to have such power, authority, governmental licenses, permits, authorizations or approvals or any such failures of Subsidiaries of TAM to be duly organized, validly existing or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  Each of TAM and its Subsidiaries is duly qualified or licensed to do business and (with respect to jurisdictions that recognize such concept) is in good standing in each jurisdiction in which the nature of its business or operations or its ownership, leasing, holding or use of its properties, rights or other assets makes such qualification, licensing or good standing necessary, other than any such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  Each of TAM’s Airline Affiliates is an air carrier duly authorized to act as such by the Governmental Entity of competent jurisdiction with which it holds its operating authority.

(b)          Section 2.01(b) of the TAM Disclosure Schedule lists, as of the date of this Agreement, each of TAM’s “significant subsidiaries,” as such term is defined in Section 1-02 of Regulation S-X promulgated by the SEC.  All of the Equity Securities and Convertible Securities of each Subsidiary of TAM are owned of record and beneficially, directly or indirectly, by TAM.  All the issued and outstanding Equity Securities of each Subsidiary of TAM have been validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by TAM free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Securities.  Except for the Equity Securities of the Subsidiaries of TAM, TAM does not own, directly or indirectly, any Equity Securities or Convertible Securities of any Person.

SECTION 2.02.      By-laws.  TAM has made available to LAN prior to the date of this Agreement a complete and accurate copy of the by-laws of TAM (the “TAM By-laws”) in the form attached as Exhibit 5 and the by-laws or comparable organizational documents of each of TAM’s “significant subsidiaries,” as such term is defined in Section 1-02 of Regulation S-X promulgated by the SEC (collectively, the “TAM Subsidiary By-laws”), in each case as amended to the date of this Agreement.  Each of the TAM By-laws and the TAM Subsidiary By-laws is in full force and effect and no other organizational documents are applicable to, or binding upon, TAM or any Subsidiary of TAM.

SECTION 2.03.      Capitalization.  (a)  The authorized capital stock of TAM is  R$ 1,200,000,000.  At the close of business on January 11, 2011 (the “TAM Capitalization Date”):

(i)           55,816,683 shares of TAM Ordinary Stock were issued and outstanding and no shares of TAM Ordinary Stock were held by TAM in its treasury; and

(ii)           100,390,098 shares of TAM Preferred Stock were issued and outstanding and 223,176 shares of TAM Preferred Stock were held by TAM in its treasury.

(b)          Section 2.03(a) of the TAM Disclosure Schedule contains a correct and complete list as of the date of this Agreement of all of the outstanding TAM Stock Options issued under the TAM stock option plan (the “TAM Stock Plans”), including the date of grant, vesting terms, term, number of shares of TAM Preferred Stock issuable upon exercise and the exercise price per share of TAM Preferred Stock.

(c)          Except as set forth above in Section 2.03(a), at the close of business on the TAM Capitalization Date, no Equity Securities or Convertible Securities of TAM were issued, reserved for issuance or outstanding.  At the close of business on the TAM Capitalization Date, (i) no shares of TAM Stock were owned by any Subsidiary of TAM and (ii) there were no outstanding stock options, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of TAM Stock or any other Equity Securities of TAM on a deferred basis or other rights that are linked to the value of the shares of TAM Stock or any other Equity Securities of TAM (collectively, “TAM Stock-Based Awards”) other than the TAM Stock Options specified in Section 2.03(a).  All outstanding shares of TAM Stock are, and all shares of TAM Preferred Stock which may be issued pursuant to the TAM Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other Indebtedness of TAM having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) with the shareholders of TAM on any matters.  Except as set forth above in Section 2.03(a) and for issuances of shares of TAM Preferred Stock issuable pursuant to the TAM Stock Options specified in Section 2.03(a) or as may otherwise be permitted under the Implementation Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any Equity Securities of TAM or any of its Subsidiaries, (B) any Convertible Securities of TAM or any of its Subsidiaries, (C) any obligations of TAM or any of its Subsidiaries to issue any Equity Securities or Convertible Securities of TAM or any of its Subsidiaries or (D) any TAM Stock-Based Awards and (y) there are not any outstanding obligations of TAM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities or Convertible Securities of TAM or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, and neither TAM nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(d)         Each TAM Stock Option was properly accounted for on the books and records of TAM and qualifies for the tax and accounting treatment afforded thereto in TAM’s Tax Returns and financial statements, respectively.  Each grant of TAM Stock Options was made in accordance with the terms of the applicable TAM Stock Plan and any applicable Law and regulatory rules or requirements and has a grant date identical to the date on which it was actually granted or awarded by TAM’s board of directors (the “TAM Board”) or the compensation committee thereof.  The per share exercise price of each TAM Stock Option was determined in accordance with the applicable TAM Stock Plan.

SECTION 2.04.      Authority.  TAM has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; provided, however, that TAM shall not have the power and authority to consummate the Mergers unless the Requisite TAM Shareholder Approval is obtained.  The execution, delivery and performance of this Agreement and such other Transaction Agreements by TAM and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TAM (other than the Requisite TAM Shareholder Approval), and no other corporate proceedings on the part of TAM or its shareholders (other than the Requisite TAM Shareholder Approval) are necessary to authorize this Agreement and such other Transaction Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Agreements to which TAM is a party have been duly executed and delivered by TAM and constitute legal, valid and binding obligations of TAM, enforceable against TAM in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Law of general applicability relating to or affecting the rights of creditors and to the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  The TAM Board has unanimously, by resolutions duly adopted at a meeting duly called and held, approved this Agreement and the other Transaction Agreements, the Exchange Offer and the other transactions contemplated hereby and thereby and recommended the Exchange Offer to the holders of the Free Float Shares, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, and prior to the Commencement Date will recommend that they tender their shares of TAM Stock into the Exchange Offer.

SECTION 2.05.      No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement and the other Transaction Agreements to which TAM is a party by TAM do not, and the performance of this Agreement and the other Transaction Agreements  by TAM and consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation or breach of, or default (with or without notice, lapse of time or both) under, or result in any termination or modification of or acceleration under, or any change in any right, obligation or benefit under, or result in any Lien on any property or assets of TAM or any of its Subsidiaries pursuant to (i) the TAM By-laws or any TAM Subsidiary By-laws, (ii) any loan, credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, a “Contract”) to which TAM or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or other assets is bound or subject or (iii) assuming the consents, approvals, filings and other matters referred to in Section 2.05(b) are duly obtained or made, any Law or Order applicable to TAM, any of its Subsidiaries or their respective properties, rights or other assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, terminations, modifications, accelerations, changes or Liens that, individually or in the aggregate, would not reasonably be expected to have a TAM Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement and the other Transaction Agreements to which TAM is a party by TAM, the consummation of the transactions contemplated hereby and thereby and the continuing operation of the businesses of TAM and its Subsidiaries after the Effective Time do not and will not require any consent, approval, order, authorization or permit of, action by, filing or registration with or notification to any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), other than (i) any application, filing or submission required to be made and any consent, approval, authorization or authority required to be made or obtained under Law 7,565/86, as amended (the “Brazilian Aeronautical Code”), the Chilean Aeronautical Code, Title 49 of the U.S. Code or under any regulation, rule, order, notice or policy of ANAC, Dirección General de Aeronáutica Civil (the “DGAC”), the Junta de Aeronáutica Civil (the “JAC”), the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”) and any similar Governmental Entity in the E.U., (ii) the filing of the Schedule TO, the Form F-4 and the other Exchange Offer Documents and the Schedule 14D-9 with the SEC, the declaration of effectiveness of the Form F-4 by the SEC, and the filing with the SEC of such reports under, and such other compliance with, the U.S. Securities Laws in connection with the Exchange Offer and Mergers, (iii) the filing of the Formulário de Referência of LAN with the CVM, the Brazilian Exchange Offer Documents with the CVM and the Level II BDR Program for the LAN BDRs with the CVM and the Bovespa, and the filings with the SVS and the SSE in connection with the Exchange Offer and the Mergers, (iv) any notices, filings or approvals under the competition, merger control, antitrust or similar Law listed in Section 2.05(b) of the TAM Disclosure Schedule, (v) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states of the United States in connection with the Exchange Offer and Mergers, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration or filing required to be made or obtained from any other Governmental Entity that regulates any aspect of airline operations or business, including environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control and airport communications, agricultural, export/import, immigration and customs (collectively with the Governmental Entities referred to in clause (i) above, the “TAM Airline Regulatory Entities”), (vii) any filings required under the rules and regulations of Bovespa or the NYSE (NYSE and Bovespa collectively, the “TAM Stock Exchanges”), and (viii) such other consents, approvals, orders, authorizations, permits, actions, notifications, registrations, declarations and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a TAM Material Adverse Effect.

SECTION 2.06.      TAM Financial Reporting Documents; Financial Statements; No Undisclosed Liabilities.  (a)  TAM has filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) with or to, as applicable, the CVM or the SEC that were required to be so filed or furnished by TAM since December 31, 2006 (such documents, together with any documents so filed or furnished during such period by TAM on a voluntary basis, the “TAM Financial Reporting Documents”).  On the date on which it was filed with or furnished to the CVM or the SEC, as the case may be, each TAM Financial Reporting Document so filed or furnished prior to the date of this Agreement complied in all material respects with the applicable requirements of the U.S. Securities Laws or other applicable securities Laws and on the date on which it will be filed with or furnished to the CVM or the SEC, as the case may be, each TAM Financial Reporting Document so filed or furnished on or after the date of this Agreement will comply in all material respects with such requirements.  On the date on which it was filed with or furnished to the CVM or the SEC, as the case may be, no TAM Financial Reporting Document so filed or furnished prior to the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  On the date on which it will be filed with or furnished to the CVM or the SEC, as the case may be, no TAM Financial Reporting Document so filed or furnished on or after the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Since December 31, 2006, TAM has complied in all material respects with all applicable requirements of the U.S. Securities Laws or other applicable securities Law including the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the rules and regulations thereunder with respect thereto, and the TAM Stock Exchanges.

(b)           Each of the consolidated statements of financial position included in or incorporated by reference into the TAM Financial Reporting Documents fairly presents, or in the case of TAM Financial Reporting Documents filed with or furnished to the CVM or the SEC, as the case may be, on or after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of TAM as of its date and each consolidated income statement, consolidated cash flow statement, consolidated statement of changes in equity, consolidated statement of comprehensive income (loss) included in or incorporated by reference in the TAM Financial Reporting Documents fairly presents, or in the case of TAM Financial Reporting Documents filed with or furnished to the CVM or the SEC, as the case may be, on or after the date of this Agreement, will fairly present, in each case in all material respects, the results of their operations, cash flows, changes in equity and comprehensive income, respectively, for the periods covered thereby (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements was prepared or, in the case of TAM Financial Reporting Documents filed with or furnished to the CVM or the SEC, as the case may be, on or after the date of this Agreement, will be prepared, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applied on a consistent basis.  To TAM’s Knowledge, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the CVM or the SEC, as the case may be, the IASB or any similar body as of, but is not in effect as of, the date of this Agreement that, if implemented, would reasonably be expected to have a TAM Material Adverse Effect (it being agreed that for purposes of this Section 2.06(b), effects resulting from or arising in connection with the matters set forth in clause (c) of the definition of the term “TAM Material Adverse Effect” shall not be excluded in determining whether a TAM Material Adverse Effect would reasonably be expected to occur).

(c)           Each of TAM and its Subsidiaries has timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2006 with the CVM, any TAM Stock Exchange, any TAM Airline Regulatory Entity and any other non-U.S. Governmental Entity, and has paid all fees and assessments due and payable in connection therewith, in each case other than any failures to file such reports, registrations, schedules, forms, statements or other documents, or to pay such fees and assessments, that individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.

(d)           Neither TAM nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than those (i) reflected, reserved for or disclosed in the most recent balance sheet of TAM included in TAM’s Annual Report on Form 20-F for the year ended December 31, 2009, as filed with the SEC prior to the date of this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2009, (iii) incurred pursuant to the transactions contemplated in this Agreement or the Implementation Agreement, or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  Neither TAM nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among TAM and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, TAM or any of its Subsidiaries in the financial statements of TAM or any of its Subsidiaries or the TAM Financial Reporting Documents.  None of TAM’s Subsidiaries are, or have at any time since January 1, 2006 been, subject to the reporting requirements of Section 13(a) or 15(d) of the U.S. Exchange Act.

(e)           TAM and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the U.S. Exchange Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by TAM is recorded and reported on a timely basis to the individuals responsible for the preparation of TAM’s filings with the SEC and other public disclosure documents.  TAM and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the U.S. Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of TAM and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of TAM and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of TAM and its consolidated  Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of TAM and its consolidated Subsidiaries that could have a material effect on its financial statements.  TAM has disclosed, based on its most recent evaluation prior to the date of this Agreement, to TAM’s auditors and the audit committee of TAM’s board of directors (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect TAM’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in TAM’s internal control over financial reporting.  TAM has made available to LAN (i) a summary of any such disclosure made by management to TAM’s auditors and audit committee since January 1, 2006 and (ii) any communication since January 1, 2006 made by management or TAM’s auditors to the audit committee required or contemplated by listing standards of the TAM Stock Exchanges, the audit committee’s charter or professional standards of the IASB or Public Company Accounting Oversight Board.

(f)           Since December 31, 2006, no material complaints from any source regarding accounting, internal controls or auditing matters, and no concerns from employees of TAM or any of its Subsidiaries regarding questionable accounting or auditing matters, have been received by TAM or any of its Subsidiaries.  TAM has made available to LAN a summary of all material complaints or concerns relating to other matters made since December 31, 2006 through TAM’s whistle-blower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law.  No attorney representing TAM or any of its Subsidiaries, whether or not employed by TAM or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by TAM or any of its officers, directors, employees or agents to TAM’s chief legal officer, the audit committee (or other committee designated for the purpose) of the board of directors of TAM or the board of directors of TAM pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any TAM policy contemplating such reporting, including in instances not required by those rules.

SECTION 2.07.      Absence of Certain Changes or Events.  (i) Since December 31, 2009, there has not been any change in the business, results of operations, financial condition, assets or liabilities of TAM and its Subsidiaries, taken as a whole, or any other change, event, condition, development or occurrence (including any adverse change or development with respect to any such matters that existed on or prior to December 31, 2009) that, individually or in the aggregate, has had or would reasonably be expected to have a TAM Material Adverse Effect and (ii) since December 31, 2009, (A) each of TAM and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and (B) neither TAM nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would require the consent of LAN under the Implementation Agreement.

SECTION 2.08.      Litigation.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect:  (a) there are no actions, suits, claims, allegations, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise) (collectively, “Actions”) pending or, to the Knowledge of TAM, threatened against TAM or any of its Subsidiaries, (b) neither TAM nor any of its Subsidiaries nor any of their respective properties, rights or assets is subject to, or bound by, any Order, and (c) there are no inquiries or investigations by any Governmental Entity or any whistle-blower complaints pending or, to the Knowledge of TAM, threatened against TAM or any of its Subsidiaries.

SECTION 2.09.      Material Contracts.  (a)  As of the date of this Agreement, neither TAM nor any of its Subsidiaries is a party to or bound by any Contract (i) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as such in a TAM Financial Reporting Document prior to the date of this Agreement; (ii) that limits or purports to limit in any material respect any type or line of business in which TAM or any of its Subsidiaries (including, after giving effect to the Mergers, LAN or any of its Subsidiaries) may engage or any manner or locations in which any of them may so engage in any business; (iii) that is a(n) (A) alliance or other brand alliance agreement, (B) code sharing agreement, (C) frequent flyer participation agreement, (D) capacity purchase or similar agreement, (E) cooperation, joint venture, partnership, profit or revenue sharing agreement, (F) special prorate agreement or (G) interlining agreement with any air carrier (including all material amendments to each of the foregoing agreements), in each case that is material to the business, financial condition, results of operations or prospects of TAM and its Subsidiaries, taken as a whole; (iv) pursuant to which any Indebtedness of TAM or any of its Subsidiaries in excess of $50 million is outstanding or may be incurred that has not been filed in a TAM Financial Reporting Document prior to the date of this Agreement; (v) that involves or could reasonably be expected to involve aggregate payments by or to TAM and/or its Subsidiaries in excess of $30 million in any twelve-month period, except for any Contract that may be canceled without penalty or termination payments by TAM and/or its Subsidiaries upon notice of 60 days or less; (vi) any aircraft purchase agreement, engine purchase agreement or engine maintenance agreement that involves or is reasonably expected to involve aggregate payments by or to TAM or any of its Subsidiaries in excess of $30 million in any twelve-month period; or (vii) pursuant to which it is licensed to use Intellectual Property of a third party that is material to the operation of its business, or licenses to a third party rights in the Intellectual Property it owns.  Each such Contract described in clauses (i) through (vii) (whether or not disclosed in the TAM Disclosure Schedule) is referred to herein as a “TAM Material Contract.”

(b)           Each TAM Material Contract is, and after the consummation of the transactions contemplated by this Agreement and the Implementation Agreement will continue to be, a valid and binding obligation of TAM and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against TAM and, to TAM’s Knowledge, each other party thereto in accordance with its terms and is in full force and effect, and each of TAM and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to TAM’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each TAM Material Contract.  Neither TAM nor any of its Subsidiaries has received notice, nor does it have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any TAM Material Contract.

(c)           Section 2.09(c) of the TAM Disclosure Schedule sets forth a true and complete list of all (i) alliance or brand alliance agreements, (ii) code sharing agreements, (iii) frequent flyer participation agreements, (iv) capacity purchase or similar agreements, (v) cooperation, joint venture, partnership, profit or revenue sharing agreements, (vi) special prorate agreements and (vii) interlining agreements with any air carrier to which TAM or any of its Subsidiaries is a party or is otherwise bound.

SECTION 2.10.      Licenses; Compliance with Laws.  (a)  Section 2.10(a) of the TAM Disclosure Schedule sets forth a true and complete list of all of its (i) operating certificates, including the issuing Governmental Entity, date of issuance and date of expiration, and (ii) air traffic rights, including the issuing Governmental Entity, date of issuance and date of expiration, for both scheduled and non-scheduled operations of each of TAM and its Subsidiaries in effect as of the date of this Agreement.

(b)           Each of TAM and its Subsidiaries has in effect all approvals, authorizations, registrations, certifications, filings, franchises, licenses, consents, variances, concessions, exemptions, orders, notices, permits, operating certificates, Slots and air service designations of, with or granted by all Governmental Entities and third parties including all licenses, certificates and permits from all Governmental Entities to act as an air carrier, as applicable (collectively, “Licenses”) necessary for it to own, lease or operate its properties, rights and other assets and to carry on its business and operations as currently conducted (collectively, the “TAM Licenses”).  Each of TAM and its Subsidiaries is, and since December 31, 2006 has been, in compliance with (i) its obligations under each TAM License applicable to it and (ii) the rules and regulations of the Governmental Entity which issued such TAM License, in each case other than any failures to be in such compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  There is not pending nor, to TAM’s Knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against TAM or any of its Subsidiaries relating to any TAM License, other than any such proceedings, notices, orders, complaints or investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  No action of any Governmental Entity in granting any TAM License has been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to TAM’s Knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of, or any rights of the holder under, any TAM License, in each case other than any such action, application, petition, objection or pleading that, individually or in the aggregate, has not had and would not reasonably be expected to have a TAM Material Adverse Effect.  The consummation of the Exchange Offer and/or Mergers will not cause, and there is no basis for, any revocation, modification, cancelation or transfer of any TAM Licenses that, individually or in the aggregate, would reasonably be expected to have a TAM Material Adverse Effect.

(c)           Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect, (i) each of TAM and its Subsidiaries is, and since December 31, 2006 has been, in compliance with all applicable Law and Orders and all applicable operating certificates, air carrier obligations, airworthiness directives, aviation regulations and other rules, regulations, directives, orders and policies of any TAM Airline Regulatory Entity applicable to it, its properties, rights or other assets or its businesses or operations and (ii) to TAM’s Knowledge, none of the officers, directors, or agents (in their capacity as such) of TAM or any of its Subsidiaries is, or since December 31, 2006 has been, in violation of any Law applicable to its properties, rights or other assets or its businesses or operations relating to (A) the use of corporate funds for political activity or for the purpose of obtaining or retaining business, (B) payments to government officials from corporate funds, or (C) bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits.  No investigation or review by any Governmental Entity with respect to TAM or any of its Subsidiaries is pending or, to TAM’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than any such investigations or reviews that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.

(d)           Each of TAM and its Subsidiaries is, and since December 31, 2006 has been, in compliance in all material respects with the U.S. Foreign Corrupt Practices Act and all other applicable non-U.S. Laws concerning bribery or corrupt payments (collectively, “Corrupt Practices Laws”).  Since December 31, 2006, (i) neither TAM nor any of its Subsidiaries has made any voluntary disclosure of any actual or alleged violation or breach of any Corrupt Practices Law, (ii) no Governmental Entity has notified TAM or any of its Subsidiaries in writing of any actual or alleged violation or breach of any Corrupt Practices Law, (iii) to the Knowledge of TAM, neither TAM nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Entity and relating to TAM’s or any of its Subsidiary’s compliance with any Corrupt Practices Law and there is no basis for any such audit, review, inspection, investigation, survey or examination of records, (iv) neither TAM nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to the Knowledge of TAM, investigation alleging noncompliance with any Corrupt Practices Law nor, to the Knowledge of TAM, is there any basis for any such charge, indictment or investigation, and (v) neither TAM nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation or proceeding alleging noncompliance with any Corrupt Practices Law nor, to the Knowledge of TAM, is there any basis for any such Action.

SECTION 2.11.      Environmental Matters.  (a)  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect:  (i) TAM and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) there have been no Releases of Hazardous Materials and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by TAM, any of its Subsidiaries or any predecessor of any of them; provided, however, that TAM may handle and transport dangerous goods as detailed in, and in accordance with, International Air Transport Association’s (“IATA”) Dangerous Goods Regulations; (iii) neither TAM nor any of its Subsidiaries nor, to the Knowledge of TAM, any other Person whose conduct could result in liability to TAM or any of its Subsidiaries has Released any Hazardous Materials at any other location; (iv) neither TAM nor any of its Subsidiaries nor, to the Knowledge of TAM, any predecessor of any of them is subject to Order of or with any Governmental Entity or any indemnity obligation or other Contract with any other Person relating to obligations or liabilities under Environmental Laws or concerning Hazardous Materials; (v) neither TAM nor any of its Subsidiaries has received any claim, notice or complaint, or is subject to any proceeding, relating to noncompliance with or liability under Environmental Laws or to Hazardous Materials, and no such matter has been threatened to the Knowledge of TAM; (vi) to the best knowledge of TAM, there are no other circumstances or conditions involving TAM or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vii) TAM has delivered to LAN copies of all environmental reports, studies, assessments, sampling data, analyses, memoranda and other environmental information in its possession relating to TAM or its Subsidiaries or their respective current and former properties, facilities or operations.

(b)           For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)           “Environmental Laws” means any federal, state, local or foreign statute, Law or Order relating to:  (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Materials or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Materials.

(ii)          “Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant, contaminant or any dangerous goods generally that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(iii)         “Release” means any spilling, leaking, pumping, pouring, emitting, placing, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

SECTION 2.12.      Labor and Employment Matters.   TAM and its Subsidiaries have complied in all material respects with all applicable labor, social security and health and safety Law in connection with all of the employees of TAM and its Subsidiaries.  The salaries and other compensation payable to the senior management and other employees of TAM and all of its Subsidiaries have been and are currently being paid in accordance with applicable Laws and all Contracts with any employees of TAM or any of its Subsidiaries.  As of the date of this Agreement, Section 2.12 of the TAM Disclosure Schedule sets forth a true and complete list of collective bargaining or other labor union Contracts applicable to any employees of TAM or any of its Subsidiaries.  Since December 31, 2006, there have been no strikes, work stoppages or lockouts by or with respect to any employee of TAM or any of its Subsidiaries, other than any such strikes, work stoppages or lockouts that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  Neither TAM nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union Contract applicable to any employees of TAM or any of its Subsidiaries, and there are no written grievances or written complaints outstanding or, to TAM’s Knowledge, threatened against TAM or any of its Subsidiaries under any such Contract other than any such breaches, failures to comply, grievances or complaints that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  TAM has made available to LAN and its Representatives true and complete copies of all Contracts set forth in Section 2.12 of the TAM Disclosure Schedule, including all amendments applicable to such Contracts.  There are no illegal labor practice complaints or other material labor Actions pending against TAM or any of its Subsidiaries and, to TAM’s Knowledge, no circumstances exist that could be the legitimate basis of such complaint or Action except for any complaints or Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.

SECTION 2.13.      Aircraft.  (a) Section 2.13(a)(i) of the TAM Disclosure Schedule sets forth a true and complete list of (i) all aircraft operated under the operating certificate of TAM or any of its Subsidiaries and (ii) all aircraft owned or leased by TAM or any of its Subsidiaries, in each case as of October 15, 2010 (collectively, the “TAM Aircraft”), including a description of the type and manufacturer serial number of each such aircraft.  Section 2.13(a)(ii) of the TAM Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all Contracts (other than (x) existing aircraft leases or (y) Contracts that may be terminated or canceled by TAM or any of its Subsidiaries without incurring any penalty or other material liability except for the forfeiture of any previously made prepayment or deposit) pursuant to which TAM or any of its Subsidiaries has a binding obligation to purchase or lease aircraft (collectively, regardless of whether they are listed in the TAM Disclosure Schedule, the “TAM Aircraft Contracts”), including for each TAM Aircraft Contract the manufacturer and model of all aircraft subject thereto, the nature of the purchase or lease obligation (e.g., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of each aircraft thereunder.  Except as identified in writing by TAM to LAN prior to the date of this Agreement, TAM has delivered or made available to LAN redacted (as to pricing and other commercially sensitive terms) copies of all TAM Aircraft Contracts, including all amendments, modifications and supplements thereto.

(b)           Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect:

(i)           each TAM Aircraft has a validly issued, current individual aircraft Certificate of Airworthiness and Nationality issued by ANAC and, if required by applicable Law, operation specifications approved by the FAA and the competent department of Paraguay with respect to such TAM Aircraft and all requirements for the effectiveness of each such certificate and operation specifications have been satisfied;

(ii)          other than any grounded TAM Aircraft, each TAM Aircraft’s structure, systems and components are functioning in accordance with their respective intended uses as set forth in any applicable TAM Airline Regulatory Entity, manufacturer or otherwise contractually approved maintenance program (or are in the process of repair or maintenance), including any applicable manuals, technical standard orders or parts manufacturing approval certificates, and all grounded TAM Aircraft are being stored in accordance with any applicable TAM Airline Regulatory Entity, manufacturer or otherwise contractually approved maintenance program;

(iii)         all deferred maintenance items and temporary repairs with respect to each such TAM Aircraft have been or will be made materially in accordance with any applicable TAM Airline Regulatory Entity, manufacturer or otherwise contractually approved maintenance programs;

(iv)        each TAM Aircraft is properly registered on the aircraft registry of each applicable TAM Airline Regulatory Entity;

(v)         neither TAM nor any of its Subsidiaries is a party to any interchange or pooling agreements with respect to its TAM Aircraft, except for interchange or pooling agreements among TAM’s Subsidiaries, other than parts pooling agreements entered into in the ordinary course of business; and

(vi)        neither TAM nor any of its Subsidiaries has retained any maintenance obligations with respect to any TAM Aircraft that has been leased by TAM or any of its Subsidiaries to a third-party lessee.

(c)           Section 2.13(c)(i) of the TAM Disclosure Schedule sets forth a true and complete list, as of October 15, 2010, of all aircraft operated pursuant to a capacity purchase or prorate agreement (collectively, and regardless of whether they are listed in the TAM Disclosure Schedule, the “TAM Contract Flight Agreements”), including a description of the operator, type and number of each such aircraft and any minimum utilization requirements applicable to such aircraft.  Section 2.13(c)(ii) of the TAM Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all TAM Contract Flight Agreements.  Except as identified in writing by TAM to LAN prior to the date of this Agreement, TAM has delivered or made available to LAN redacted (as to pricing and other commercially sensitive terms) copies of all TAM Contract Flight Agreements, including all amendments thereto.

(d)           Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect, to TAM’s Knowledge, as of the date of this Agreement there is no ongoing strike, work stoppage or lockout by or with respect to any employee of any counterparty to a TAM Contract Flight Agreement.

SECTION 2.14.      TAM Slots and Operating Rights.  Section 2.14 of the TAM Disclosure Schedule sets forth a true, correct and complete list of all takeoff and landing slots, operating authorizations from any Governmental Entity and other similar designated takeoff and landing rights (collectively, “Slots”) used or held by TAM or any of its Subsidiaries (collectively, the “TAM Slots”) on the date of this Agreement at any domestic or international airport and such list indicates any TAM Slots that have been permanently allocated to another air carrier and in which TAM and its Subsidiaries hold only temporary use rights.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect, (a) each of TAM and its Subsidiaries has complied in all material respects with the requirements of all of the rules and regulations issued by any Governmental Entity and all Laws relating to the TAM Slots, (b) neither TAM nor any of its Subsidiaries has received any notice of any proposed withdrawal of any TAM Slots by any Governmental Entity, (c)(i) the TAM Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217 and (ii) to the extent covered by 14 C.F.R. Section 93.227 or any order, notice or requirement of the FAA or any other Governmental Entity, TAM and its Subsidiaries have used the TAM Slots (or the TAM Slots have been used by other operators) either at least 80% of the maximum amount that each TAM Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such order, notice or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such TAM Slot’s authorization from termination or withdrawal under regulations or waivers established by any Governmental Entity or airport authority, (d) all reports required by any Governmental Entity relating to the TAM Slots have been filed in a timely manner and (e) neither TAM nor any of its Subsidiaries has agreed to any future TAM Slot slide, TAM Slot trade (except for seasonal swaps), TAM Slot purchase, TAM Slot sale, TAM Slot exchange, TAM Slot lease or TAM Slot transfer of any of the TAM Slots that has not been consummated or otherwise reflected on Section 2.14 of the TAM Disclosure Schedule.

SECTION 2.15.      Major TAM Airports.  As of the date of this Agreement, no airport authority at International Airport of São Paulo – Guarulhos, Congonhas Airport – São Paulo or Santos Dumont Airport (each such airport, a “Major TAM Airport”) has taken or, to TAM’s Knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of TAM and its Subsidiaries to conduct their respective operations at any Major TAM Airport in the same manner as currently conducted in all material respects.

SECTION 2.16.      Employee Benefits.  (a)  Section 2.16(a) of the TAM Disclosure Schedule sets forth a list of all employee benefit plans and all profit-sharing plans, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements maintained for the benefit of any current or former employee, independent consultant, officer or director of TAM or any of its Subsidiaries (collectively, “TAM Employees”) by TAM or its Subsidiaries or by any trade or business, whether or not incorporated (such plans, “TAM Benefit Plans”).  True and complete copies of all TAM Benefit Plans listed in Section 2.16(a) of the TAM Disclosure Schedule, including any trust instruments, insurance contracts, the most recent actuarial report and, with respect to any employee stock ownership plan, loan agreements forming a part of any TAM Benefit Plans, and all amendments thereto have been made available or provided to LAN.  All the obligations with respect to the TAM Benefit Plans granted to TAM Employees have been timely paid, and TAM and its Subsidiaries are not in default of any material obligations under the TAM Benefit Plans.  All benefits are being administered, in all material aspects, in accordance with their respective terms, and also comply, in all material aspects, with the provisions of applicable Law, as well as with IFRS.  There are no pending issues or Actions against TAM and its Subsidiaries involving these benefits, except for routine indemnity claims in respect of the benefits up to the date of execution of this Agreement.

(b)           With respect to each TAM Benefit Plan:  (i) no disputes are pending or threatened and (ii) neither TAM nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired TAM Employees.

(c)           To the extent required by applicable Law or IFRS, all contributions required to be made under each TAM Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each TAM Benefit Plan have been properly accrued and reflected in the TAM Financial Reporting Documents.  There has been no amendment to, announcement by TAM or any of its Subsidiaries relating to, or change in employee participation or coverage under, any TAM Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  No TAM Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to (i) entitle any TAM Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation, benefits or awards (including TAM Stock-Based Awards) under, increase the amount payable or result in any other material obligation pursuant to, any of the TAM Benefit Plans, (iii) limit or restrict the right of TAM or, after the consummation of the transactions contemplated hereby, LAN to merge, amend or terminate any of the Benefit Plans or (iv) cause TAM to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

SECTION 2.17.      Taxes.  (a)  Each of TAM and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed, (ii) timely paid or accrued (in accordance with Brazilian Law) all material Taxes for all Tax periods whether or not shown to be due on such Tax Returns, and (iii) withheld from its employees, creditors or other third parties and, to the extent required to be paid, have timely paid to the appropriate Governmental Entities or set aside in an account for such purpose proper and accurate amounts in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation).

(b)          TAM has made available to LAN true and correct copies of the Corporate Economic and Tax Information Statement (DIPJ) and related Tax Returns filed by TAM and its Subsidiaries for each of the three most recent fiscal years.

(c)          There are no pending, and neither TAM nor any Subsidiary has received written notice of any, material national, local or foreign Tax audits or examinations of TAM or its Subsidiaries.  No material deficiency for any Taxes has been proposed, asserted or assessed against TAM or any Subsidiary that has not been resolved and paid in full.

(d)          There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against TAM or any of its Subsidiaries.

(e)          Neither TAM nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

(f)           No rulings (autos de infração) have been entered into or issued by any Tax authority with respect to TAM or any of its Affiliates.

(g)         There are no material Liens for Taxes upon the assets, properties or rights of TAM or any of its Subsidiaries that are not provided for in the TAM Financial Reporting Documents, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to TAM, would not individually or in the aggregate have or reasonably be expected to have a TAM Material Adverse Effect.

(h)          Neither TAM nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated Corporate Economic and Tax Information Statement (other than a group in common with LAN), or has any liability for Taxes of any Person (other than TAM or its Subsidiaries), as a transferee or successor, by contract or otherwise.

(i)           There are no pending obligations or any non-compliance by TAM with respect to any tax installment programs or tax amnesties of TAM or any of its Subsidiaries.

(j)           Section 2.17(j) of the TAM Disclosure Schedule sets forth a current list of each partnership, joint venture and limited liability company in which TAM beneficially owns a material interest.

(k)          For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)           “Tax” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the Federal Revenue Office (FRO) or any other taxing authority (whether domestic or foreign, including any state, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(ii)          “Tax Return” means any report, return, document, declaration or other information or filing (including any attachments or schedules thereto and any amendments thereof) required to be supplied to any Person, Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes.

SECTION 2.18.      Intellectual Property.  (a)  Section 2.18(a) of the TAM Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by TAM or its Subsidiaries as of the date of this Agreement that is currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar.  All of such Intellectual Property is owned exclusively by TAM or any of its Subsidiaries free and clear of any Liens, is subsisting and, to the Knowledge of TAM, is valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting TAM’s or any of its Subsidiaries’ use of, or its rights to, such Intellectual Property, except in the case of any Liens, failures to be subsisting, valid and enforceable, or any order, judgment, decree or agreement that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.

(b)           TAM and its Subsidiaries own or hold exclusive or non-exclusive licenses in or have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.

(c)           TAM and its Subsidiaries, as a result of the acquisition by its Subsidiary TAM Milor Táxi Aéreo, Representações, Marcas e Patentes S.A., exclusively owns all rights, title and interest in and to the “TAM” name and trademark and all goodwill associated therewith, free and clear of any Liens, all of which rights are subsisting and, to the Knowledge of TAM, valid and enforceable, and are not subject to any outstanding order, judgment, decree or agreement adversely affecting TAM’s or its Subsidiaries’ use thereof, or its rights thereto.

(d)           TAM and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to LAN.  Consummation of the transactions contemplated by this Agreement will not create any license under or Liens on any Intellectual Property owned by TAM or its Subsidiaries.

(e)           To the Knowledge of TAM, the conduct of business as currently conducted by TAM and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and since December 31, 2006 there has been no such claim, action or proceeding asserted or, to TAM’s Knowledge, threatened against TAM or any of its Subsidiaries or any Person seeking indemnity therefor from TAM or any of its Subsidiaries, in each case other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  There is no claim, action or proceeding pending or, to the Knowledge of TAM, threatened against TAM or any of its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property rights claimed to be owned by TAM or any of its Subsidiaries or used or alleged to be used in the business of TAM or any of its Subsidiaries other than any such claims, actions or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  To the Knowledge of TAM, no Person is infringing, misappropriating or otherwise violating in any material manner the Intellectual Property rights owned by TAM or any of its Subsidiaries.

(f)           The IT Assets used by TAM and its Subsidiaries in the operation of their respective businesses (i) perform sufficiently as required by TAM and its Subsidiaries for the operation of their respective businesses as currently conducted and (ii) since December 31, 2008 have not malfunctioned or failed, other than any such failures to operate and perform or any such malfunctions or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  Since December 31, 2006, TAM and its Subsidiaries have maintained backup and disaster recovery technologies that is reasonable and consistent with industry practices in all material respects.

SECTION 2.19.      Information Supplied.  None of the information supplied or to be supplied by or on behalf of TAM or any of its Subsidiaries specifically for inclusion or incorporation by reference into (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC and at the time it becomes effective under the U.S. Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule TO or the offer to exchange/prospectus included in the Form F-4 (as amended or supplemented from time to time, the “Offer to Exchange/Prospectus”) or the Brazilian Exchange Offer Documents will, at the date on which the Offer to Exchange/Prospectus and the Brazilian Exchange Offer Documents are first distributed to the holders of Free Float Shares (the “Distribution Date”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Offer to Exchange/Prospectus and the Brazilian Exchange Offer Documents will, on the Distribution Date, comply as to form in all material respects with the requirements of applicable Law; provided, however, that the foregoing representation and warranty shall not apply with respect to any information supplied by or on behalf of LAN or any of its Subsidiaries which is contained or incorporated by reference into the Offer to Exchange/Prospectus or the Brazilian Exchange Offer Documents.

SECTION 2.20.      Voting Requirements.  The Requisite TAM Shareholder Approval is the only vote of the holders of any class or series of capital stock of TAM necessary to approve the transactions contemplated by this Agreement and the other Transaction Agreements other than any additional vote that may be required by the CVM or the Bovespa.  The Requisite Sister Holdco Shareholder Approval is the only vote of the holders of any class or series of capital stock of Sister Holdco necessary to approve the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements other than any additional vote that may be required by the SVS.  The Requisite Holdco 2 Shareholder Approval is the only vote of the holders of any class or series of capital stock of Holdco 2 necessary to approve the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements other than any additional vote that may be required by SVS.

SECTION 2.21.      Affiliate Transactions.  There are no transactions, Contracts, arrangements, commitments or understandings between TAM or any of its Subsidiaries, on the one hand, and any of their Affiliates (other than TAM or any of its Subsidiaries), on the other hand, that would be required to be disclosed by TAM under Item 404 of Regulation S-K under the Securities Act.

SECTION 2.22.      Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than BTG Pactual) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TAM or any of its Subsidiaries.  TAM has shown to LAN complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.

SECTION 2.23.      Fairness Opinion.  Prior to the execution of this Agreement, the TAM Board received the oral opinion (which was subsequently confirmed in writing) of BTG Pactual to the effect that, as of the date thereof and based upon and subject to the matters and limitations set forth in such written opinion, each of the Holdco 2 Exchange Ratio and the Sister Holdco Exchange Ratio is fair from a financial point of view to TAM.  Such opinion has not been amended or rescinded as of the date of this Agreement.    TAM shall deliver to LAN a copy of the written opinion of BTG Pactual for informational purposes only promptly following receipt thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LAN

Except as set forth in the LAN Financial Reporting Documents filed with the SEC or the SVS, as the case may be, and made publicly available after December 31, 2009 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered by LAN to TAM not less than 24 hours prior to entering into this Agreement (the “LAN Disclosure Schedule”) (it being agreed that (i) the disclosure of any fact or item in any section or subsection of the LAN Disclosure Schedule whose relevance to any other section or subsection of this Agreement is reasonably apparent from the face of such disclosure shall also be deemed to be disclosed in the section or subsection of the LAN Disclosure Schedule that corresponds to such other section or subsection of this Agreement and (ii) the exclusion with respect to the LAN Financial Reporting Documents shall not apply to Section 3.03, Section 3.06(a) or Section 3.06(b)), LAN hereby represents and warrants to TAM as follows:

SECTION 3.01.      Organization, Standing and Corporate Power; Subsidiaries.  (a) Each of LAN and its Subsidiaries has been duly organized and is validly existing and (with respect to jurisdictions that recognize such concept) in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold and use its properties, rights and other assets and to carry on its business and operations as currently conducted, other than any such failures to have such power, authority, governmental licenses, permits, authorizations or approvals or any such failures of Subsidiaries of LAN to be duly organized, validly existing or in good standing, that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  Each of LAN and its Subsidiaries is duly qualified or licensed to do business and (with respect to jurisdictions that recognize such concept) is in good standing in each jurisdiction in which the nature of its business or operations or its ownership, leasing, holding or use of its properties, rights or other assets makes such qualification, licensing or good standing necessary, other than any such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  Each of LAN and its Airline Affiliates is an air carrier duly authorized to act as such by the Governmental Entity of competent jurisdiction with which it holds its operating authority.

(b)           Section 3.01(b) of the LAN Disclosure Schedule lists, as of the date of this Agreement, each of LAN’s “significant subsidiaries,” as such term is defined in Section 1-02 of Regulation S-X promulgated by the SEC.  All of the Equity Securities and Convertible Securities of each Subsidiary of LAN are owned of record and beneficially, directly or indirectly, by LAN.  All the issued and outstanding Equity Securities of each Subsidiary of LAN have been validly issued and are fully paid and nonassessable and are owned of record and beneficially, directly or indirectly, by LAN free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such Equity Securities.  Except for the Equity Securities of the Subsidiaries of LAN, LAN does not own, directly or indirectly, any Equity Securities or Convertible Securities of any Person.

SECTION 3.02.      By-laws.  LAN has made available to TAM, prior to the date of this Agreement, a complete and accurate copy of the by-laws of LAN (the “LAN By-laws”) in the form attached as Exhibit 6 and the by-laws or comparable organizational documents of each of LAN’s “significant subsidiaries,” as such term is defined in Section 1-02 of Regulation S-X promulgated by the SEC (collectively, the “LAN Subsidiary By-laws”), in each case as amended to the date of this Agreement.  Each of the LAN By-laws and the LAN Subsidiary By-laws is in full force and effect and no other organizational documents are applicable to, or binding upon, LAN or any Subsidiary of LAN.

SECTION 3.03.      Capitalization.  (a)  The authorized capital stock of LAN consists of 341 million shares of LAN Common Stock.  At the close of business on January 18, 2011 (the “LAN Capitalization Date”):

(i)           338,790,909 shares of LAN Common Stock were issued and outstanding and no shares of LAN Common Stock were held by LAN in its treasury; and

(ii)          2,209,091 shares of LAN Common Stock were reserved and available for issuance pursuant to outstanding options to purchase LAN Common Stock (whether vested or unvested, exercisable or unexercisable) (collectively, the “LAN Stock Options”).

Section 3.03(a) of the LAN Disclosure Schedule contains a correct and complete list as of the date of this Agreement of all of the outstanding LAN Stock Options issued under a resolution passed by the board of directors of LAN on November 5, 2009 (the “LAN Stock Plans”), including the date of grant, vesting terms, term, number of shares of LAN Common Stock issuable upon exercise and the exercise price per share of LAN Common Stock.

(b)           Except as set forth above in Section 3.03(a), at the close of business on the LAN Capitalization Date, no Equity Securities or Convertible Securities of LAN were issued, reserved for issuance or outstanding.  At the close of business on the LAN Capitalization Date, (i) no shares of LAN Common Stock were owned by any Subsidiary of LAN and (ii) there were no outstanding stock options, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of LAN Common Stock or any other Equity Securities of LAN on a deferred basis or other rights that are linked to the value of the shares of LAN Common Stock or any other Equity Securities of LAN (collectively, “LAN Stock-Based Awards”) other than the LAN Stock Options specified in Section 3.03(a).  All outstanding shares of LAN Common Stock are, and all shares of LAN Common Stock which may be issued pursuant to the LAN Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other Indebtedness of LAN having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) with the shareholders of LAN on any matters.  Except as set forth above in Section 3.03(a) and for issuances of shares of LAN Common Stock issuable pursuant to the LAN Stock Options specified in Section 3.03(a) or as may otherwise be permitted under the Implementation Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any Equity Securities of LAN or any of its Subsidiaries, (B) any Convertible Securities of LAN or any of its Subsidiaries, (C) any obligations of LAN or any of its Subsidiaries to issue any Equity Securities or Convertible Securities of LAN or any of its Subsidiaries or (D) any LAN Stock-Based Awards and (y) there are not any outstanding obligations of LAN or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities or Convertible Securities of LAN or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, and neither LAN nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(c)           Each LAN Stock Option was properly accounted for on the books and records of LAN and qualifies for the Tax and accounting treatment afforded thereto in LAN’s Tax Returns and financial statements, respectively.  Each grant of LAN Stock Options was made in accordance with the terms of the applicable LAN Stock Plan and any applicable Law and regulatory rules or requirements and has a grant date identical to the date on which it was actually granted or awarded by LAN’s board of directors or the compensation committee thereof.  The per share exercise price of each LAN Stock Option was determined in accordance with the applicable LAN Stock Plan.

SECTION 3.04.      Authority.  LAN has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; provided, however, that LAN shall not have the power and authority to consummate the Mergers unless and until the holders of at least two-thirds of the outstanding shares of LAN Common Stock vote to approve the Mergers and the other transactions contemplated by this Agreement at a duly called and held meeting of the shareholders of LAN (such approval, the “Requisite LAN Shareholder Approval”).  The execution, delivery and performance of this Agreement and such other Transaction Agreements by LAN and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of LAN other than the Requisite LAN Shareholder Approval and no other corporate proceedings on the part of LAN or its shareholders other than the Requisite LAN Shareholder Approval are necessary to authorize this Agreement and such other Transaction Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Agreements to which LAN is a party have been duly executed and delivered by LAN and constitute legal, valid and binding obligations of LAN, enforceable against LAN in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Law of general applicability relating to or affecting the rights of creditors and to the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  The board of directors of LAN (the “LAN Board”) has unanimously, by resolutions duly adopted at a meeting duly called and held, approved this Agreement, the other Transaction Agreements, the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements subject to receipt of the Requisite LAN Shareholder Approval, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way.

SECTION 3.05.      No Conflict; Required Filings and Consents.  (a)  The execution and delivery of this Agreement and the other Transaction Agreements to which LAN is a party by LAN do not, and the performance of this Agreement and the other Transaction Agreements by LAN and consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice, lapse of time or both) under, or result in any termination or modification of or acceleration under, or any change in any right, obligation or benefit under, or result in any Lien on any property or assets of LAN or any of its Subsidiaries pursuant to, (i) the LAN By-laws or any LAN Subsidiary By-laws, (ii) any Contract to which LAN or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or other assets is bound or subject or (iii) assuming the consents, approvals, filings and other matters referred to in Section 3.05(b) are duly obtained or made, any Law or Order applicable to LAN, any of its Subsidiaries or their respective properties, rights or other assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, terminations, modifications, accelerations, changes or Liens that, individually or in the aggregate, would not reasonably be expected to have a LAN Material Adverse Effect.

(b)         The execution, delivery and performance of this Agreement and and the other Transaction Agreements to which LAN is a party by LAN, the consummation of the transactions contemplated hereby and thereby and the continuing operation of the businesses of LAN and its Subsidiaries after the Effective Time do not and will not require any consent, approval, order, authorization or permit of, action by, filing or registration with or notification to any Governmental Entity other than (i) any application, filing or submission required to be made and any consent, approval, authorization or authority required to be made or obtained under the Brazilian Aeronautical Code, the Chilean Aeronautical Code, Title 49 of the U.S. Code or under any regulation, rule, order, notice or policy of ANAC, DGAC, JAC, the FAA, the DOT, the FCC and the DHS, including the TSA, and any similar Governmental Authority in the E.U., (ii) the filing of the Schedule TO, the Form F-4 and the other Exchange Offer Documents and the Schedule 14D-9 with the SEC, the declaration of effectiveness of the Form F-4 by the SEC, and the filing with the SEC of such reports under, and such other compliance with, the U.S. Securities Laws in connection with the Exchange Offer and Mergers, (iii) the filing of the Formulário de Referência of LAN with the CVM, the Brazilian Exchange Offer Documents with the CVM, the Level II BDR Program for the LAN BDRs with the CVM and the Bovespa and the filings with the SVS and the SSE in connection with the Exchange Offer and the Mergers, (iv) any notices, filings or approvals under the competition, merger control, antitrust or similar Law listed in Section 3.05(b) of the LAN Disclosure Schedule, (v) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states of the United States in connection with the Exchange Offer and Mergers, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, registration, declaration or filing required to be made or obtained from any other Governmental Entity that regulates any aspect of airline operations or business, including environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control and airport communications, agricultural, export/import, immigration and customs (collectively with the Governmental Entities referred to in clause (i) above, the “LAN Airline Regulatory Entities”), (vii) any filings required under the rules and regulations of the SSE or the NYSE (together with the SSE, the “LAN Stock Exchanges”) or the Bovespa and (viii) such other consents, approvals, orders, authorizations, permits, actions, notifications, registrations, declarations and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a LAN Material Adverse Effect.

SECTION 3.06.      LAN Financial Reporting Documents; Financial Statements; No Undisclosed Liabilities.  (a)  LAN has filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) with or to, as applicable, the SVS or the SEC that were required to be so filed or furnished by LAN since December 31, 2006 (such documents, together with any documents so filed or furnished during such period by LAN on a voluntary basis, the “LAN Financial Reporting Documents”).  On the date on which it was filed with or furnished to the SVS or the SEC, as the case may be, each LAN Financial Reporting Document so filed or furnished prior to the date of this Agreement complied in all material respects with the applicable requirements of the U.S. Securities Laws or other applicable securities Laws, and on the date on which it will be filed with or furnished to the SVS or the SEC, as the case may be, each LAN Financial Reporting Document so filed or furnished on or after the date of this Agreement will comply in all material respects with such requirements.  On the date on which it was filed with or furnished to the SVS or the SEC, as the case may be, no LAN Financial Reporting Document so filed or furnished prior to the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  On the date on which it will be filed with or furnished to the SVS or the SEC, as the case may be, no LAN Financial Reporting Document so filed or furnished on or after the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Since December 31, 2006, LAN has complied in all material respects with all applicable requirements of the U.S. Securities Laws or other applicable securities Law, including the Sarbanes-Oxley Act, and the rules and regulations thereunder with respect thereto, and the LAN Stock Exchanges.

(b)           Each of the consolidated statements of financial position included in or incorporated by reference into the LAN Financial Reporting Documents fairly presents, or in the case of LAN Financial Reporting Documents filed with or furnished to the SVS or the SEC, as the case may be, on or after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of LAN as of its date and each consolidated statement of income by function, consolidated statement of comprehensive income by function, statement of changes in net equity and consolidated statement of net cash flows, included in or incorporated by reference in the LAN Financial Reporting Documents fairly presents, or in the case of LAN Financial Reporting Documents filed with or furnished to the SVS or the SEC, as the case may be, on or after the date of this Agreement, will fairly present, in each case in all material respects, the results of their operations, comprehensive income by function, changes in net equity and net cash flows, respectively, for the periods covered thereby (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements was prepared or, in the case of LAN Financial Reporting Documents filed with or furnished to the SVS or the SEC, as the case may be, on or after the date of this Agreement other than those prepared under the generally acceptable accounting principles in Chile and those reconciled to the generally acceptable accounting principles in the United States until December 31, 2008, will be prepared, in accordance with IFRS as issued by the IASB applied on a consistent basis.  To LAN’s Knowledge, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SVS or the SEC, as the case may be, the IASB or any similar body as of, but is not in effect as of, the date of this Agreement that, if implemented, would reasonably be expected to have a LAN Material Adverse Effect (it being agreed that for purposes of this Section 3.06(b), effects resulting from or arising in connection with the matters set forth in clause (c) of the definition of the term “LAN Material Adverse Effect” shall not be excluded in determining whether a LAN Material Adverse Effect would reasonably be expected to occur).

(c)           Each of LAN and its Subsidiaries has timely filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2006 with the SVS, any LAN Stock Exchange, any LAN Airline Regulatory Entity and any other non-U.S. Governmental Entity, and has paid all fees and assessments due and payable in connection therewith, in each case, other than any failures to file such reports, registrations, schedules, forms, statements or other documents, or to pay such fees and assessments, that individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.

(d)           Neither LAN nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than those (i) reflected, reserved for or disclosed in the most recent balance sheet of LAN included in LAN’s Annual Report on Form 20-F for the year ended December 31, 2009, as filed with the SEC prior to the date of this Agreement, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2009, (iii) incurred pursuant to the transactions contemplated in this Agreement or the Implementation Agreement, or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  Neither LAN nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among LAN and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, LAN or any of its Subsidiaries in the financial statements of LAN or any of its Subsidiaries or the LAN Financial Reporting Documents.  None of LAN’s Subsidiaries are, or have at any time since January 1, 2006 been, subject to the reporting requirements of Section 13(a) or 15(d) of the U.S. Exchange Act.

(e)           LAN and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the U.S. Exchange Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by LAN is recorded and reported on a timely basis to the individuals responsible for the preparation of LAN’s filings with the SEC and other public disclosure documents.  LAN and its Subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the U.S. Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of LAN and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of LAN and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of LAN and its consolidated  Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LAN and its consolidated Subsidiaries that could have a material effect on its financial statements.  LAN has disclosed, based on its most recent evaluation prior to the date of this Agreement, to LAN’s auditors and the audit committee of LAN’s board of directors (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect LAN’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in LAN’s internal control over financial reporting.  LAN has made available to TAM (i) a summary of any such disclosure made by management to LAN’s auditors and audit committee since January 1, 2006 and (ii) any communication since January 1, 2006 made by management or LAN’s auditors to the audit committee required or contemplated by listing standards of the LAN Stock Exchanges, the audit committee’s charter or professional standards of the IASB or Public Company Accounting Oversight Board.

(f)           Since December 31, 2006, no material complaints from any source regarding accounting, internal controls or auditing matters, and no concerns from employees of LAN or any of its Subsidiaries regarding questionable accounting or auditing matters, have been received by LAN or any of its Subsidiaries.  LAN has made available to TAM a summary of all material complaints or concerns relating to other matters made since December 31, 2006 through LAN’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law.  No attorney representing LAN or any of its Subsidiaries, whether or not employed by LAN or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by LAN or any of its officers, directors, employees or agents to LAN’s chief legal officer, the audit committee (or other committee designated for the purpose) of the board of directors of LAN or the board of directors of LAN pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any LAN policy contemplating such reporting, including in instances not required by those rules.

SECTION 3.07.      Absence of Certain Changes or Events.  (i) Since December 31, 2009, there has not been any change in the business, results of operations, financial condition, assets or liabilities of LAN and its Subsidiaries, taken as a whole, or any other change, event, condition, development or occurrence (including any adverse change or development with respect to any such matters that existed on or prior to December 31, 2009) that, individually or in the aggregate, has had or would reasonably be expected to have a LAN Material Adverse Effect and (ii) since December 31, 2009, (A) each of LAN and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and (B) neither LAN nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would require the consent of TAM under the Implementation Agreement.

SECTION 3.08.      Litigation.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect:  (a) there are no Actions pending or, to the Knowledge of LAN, threatened against LAN or any of its Subsidiaries, (b) neither LAN nor any of its Subsidiaries nor any of their respective properties, rights or assets is subject to, or bound by, any Order, and (c) there are no inquiries or investigations by any Governmental Entity or any whistle-blower complaints pending or, to the Knowledge of LAN, threatened against LAN or any of its Subsidiaries.

SECTION 3.09.      Material Contracts.  (a)  As of the date of this Agreement, neither LAN nor any of its Subsidiaries is a party to or bound by any Contract (i) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as such in a LAN Financial Reporting Document prior to the date of this Agreement; (ii) that limits or purports to limit in any material respect any type or line of business in which LAN or any of its Subsidiaries (including, after giving effect to the Mergers, TAM or any of its Subsidiaries) may engage or any manner or locations in which any of them may so engage in any business; (iii) that is a(n) (A) alliance or other brand alliance agreement, (B) code sharing agreement, (C) frequent flyer participation agreement, (D) capacity purchase or similar agreement, (E) cooperation, joint venture, partnership, profit or revenue sharing agreement, (F) special prorate agreement or (G) interlining agreement with any air carrier  (including all material amendments to each of the foregoing agreements), in each case that is material to the business, financial condition, results of operations or prospects of LAN and its Subsidiaries, taken as a whole; (iv) pursuant to which any Indebtedness of LAN or any of its Subsidiaries in excess of $50 million is outstanding or may be incurred that has not been filed in a LAN Financial Reporting Document prior to the date of this Agreement; (v) that involves or could reasonably be expected to involve aggregate payments by or to LAN and/or its Subsidiaries in excess of $30 million in any twelve-month period, except for any Contract that may be canceled without penalty or termination payments by LAN and/or its Subsidiaries upon notice of 60 days or less; (vi) any aircraft purchase agreement, engine purchase agreement or engine maintenance agreement that involves or is reasonably expected to involve aggregate payments by or to LAN or any of its Subsidiaries in excess of $30 million in any twelve-month period; or (vii) pursuant to which it is licensed to use Intellectual Property of a third party that is material to the operation of its business, or licenses to a third party rights in the Intellectual Property it owns.  Each such Contract described in clauses (i) through (vii) (whether or not disclosed in the LAN Disclosure Schedule) is referred to herein as a “LAN Material Contract.”

(b)           Each LAN Material Contract is, and after the consummation of the transactions contemplated by this Agreement and the Implementation Agreement will continue to be, a valid and binding obligation of LAN and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against LAN and, to LAN’s Knowledge, each other party thereto in accordance with its terms and is in full force and effect, and each of LAN and its Subsidiaries (to the extent they are party thereto or bound thereby) and, to LAN’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each LAN Material Contract.  Neither LAN nor any of its Subsidiaries has received notice, nor does it have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of rights and obligations under or not to renew, any LAN Material Contract.

(c)           Section 3.09(c) of the LAN Disclosure Schedule sets forth a true and complete list of all (i) alliance or brand alliance agreements, (ii) code sharing agreements, (iii) frequent flyer participation agreements, (iv) capacity purchase or similar agreements, (v) cooperation, joint venture, partnership, profit or revenue sharing agreements, (vi) special prorate agreements and (vii) interlining agreements with any air carrier to which LAN or any of its Subsidiaries is a party or is otherwise bound.

SECTION 3.10.      Licenses; Compliance with Laws.  (a)  Section 3.10(a) of the LAN Disclosure Schedule sets forth a true and complete list of all of its (i) operating certificates, including the issuing Governmental Entity, date of issuance and date of expiration, and (ii) air traffic rights, including the issuing Governmental Entity, date of issuance and date of expiration, for both scheduled and non-scheduled operations of each of LAN and its Subsidiaries in effect as of the date of this Agreement.

(b)           Each of LAN and its Subsidiaries has in effect all Licenses necessary for it to own, lease or operate its properties, rights and other assets and to carry on its business and operations as currently conducted (collectively, the “LAN Licenses”).  Each of LAN and its Subsidiaries is, and since December 31, 2006 has been, in compliance with (i) its obligations under each LAN License applicable to it and (ii) the rules and regulations of the Governmental Entity which issued such LAN License, in each case other than any failures to be in such compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  There is not pending nor, to LAN’s Knowledge, threatened by or before any Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against LAN or any of its Subsidiaries relating to any LAN License, other than any such proceedings, notices, orders, complaints or investigations that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  No action of any Governmental Entity in granting any LAN License has been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to LAN’s Knowledge, threatened, any material application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of, or any rights of the holder under, any LAN License, in each case other than any such action, application, petition, objection or pleading that, individually or in the aggregate, has not had and would not reasonably be expected to have a LAN Material Adverse Effect.  The consummation of the Exchange Offer and/or Mergers will not cause, and there is no basis for, any revocation, modification, cancelation or transfer of any LAN Licenses that, individually or in the aggregate, would reasonably be expected to have a LAN Material Adverse Effect.

(c)           Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect, (i) each of LAN and its Subsidiaries is, and since December 31, 2006 has been, in compliance with all applicable Laws and Orders and all applicable operating certificates, air carrier obligations, airworthiness directives, aviation regulations and other rules, regulations, directives, orders and policies of any LAN Airline Regulatory Entity applicable to it, its properties, rights or other assets or its businesses or operations and (ii) to LAN’s Knowledge, none of the officers, directors, or agents (in their capacity as such) of LAN or any of its Subsidiaries is, or since December 31, 2006 has been, in violation of any Law applicable to its properties, rights or other assets or its businesses or operations relating to (A) the use of corporate funds for political activity or for the purpose of obtaining or retaining business, (B) payments to government officials from corporate funds, or (C) bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits.  No investigation or review by any Governmental Entity with respect to LAN or any of its Subsidiaries is pending or, to LAN’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than any such investigations or reviews that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.

(d)           Each of LAN and its Subsidiaries is, and since December 31, 2006 has been, in compliance in all material respects with all applicable Corrupt Practices Laws.  Since December 31, 2006, (i) neither LAN nor any of its Subsidiaries has made any voluntary disclosure of any actual or alleged violation or breach of any Corrupt Practices Law, (ii) no Governmental Entity has notified LAN or any of its Subsidiaries in writing of any actual or alleged violation or breach of any Corrupt Practices Law, (iii) to the Knowledge of LAN, neither LAN nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Entity and relating to LAN’s or any of its Subsidiary’s compliance with any Corrupt Practices Law and there is no basis for any such audit, review, inspection, investigation, survey or examination of records, (iv) neither LAN nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to the Knowledge of LAN, investigation alleging noncompliance with any Corrupt Practices Law nor, to the Knowledge of LAN, is there any basis for any such charge, indictment or investigation, and (v) neither LAN nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation or proceeding alleging noncompliance with any Corrupt Practices Law nor, to the Knowledge of LAN, is there any basis for any such Action.

SECTION 3.11.      Environmental Matters.  Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect:  (i) LAN and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) there have been no Releases of Hazardous Materials and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by LAN, any of its Subsidiaries or any predecessor of any of them; provided, however, that LAN may handle and transport dangerous goods as detailed in, and in accordance with, IATA’s Dangerous Goods Regulations; (iii) neither LAN nor any of its Subsidiaries nor, to the Knowledge of LAN, any other Person whose conduct could result in liability to LAN or any of its Subsidiaries has Released any Hazardous Materials at any other location; (iv) neither LAN nor any of its Subsidiaries nor, to the Knowledge of LAN, any predecessor of any of them is subject to Order of or with any Governmental Entity or any indemnity obligation or other Contract with any other Person relating to obligations or liabilities under Environmental Laws or concerning Hazardous Materials; (v) neither LAN nor any of its Subsidiaries has received any claim, notice or complaint, or is subject to any proceeding, relating to noncompliance with or liability under Environmental Laws or to Hazardous Materials, and no such matter has been threatened to the Knowledge of LAN; (vi) to the best Knowledge of LAN, there are no other circumstances or conditions involving LAN or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vii) LAN has delivered to TAM copies of all environmental reports, studies, assessments, sampling data, analyses, memoranda and other environmental information in its possession relating to LAN or its Subsidiaries or their respective current and former properties, facilities or operations.

SECTION 3.12.      Labor and Employment Matters.  LAN and its Subsidiaries have complied in all material respects with all applicable labor, social security and health and safety Law in connection with all of the employees of LAN and its Subsidiaries.  The salaries and other compensation payable to the senior management and other employees of LAN and all of its Subsidiaries have been and are currently being paid in accordance with applicable Laws.  As of the date of this Agreement, Section 3.12 of the LAN Disclosure Schedule sets forth a true and complete list of collective bargaining or other labor union Contracts applicable to any employees of LAN or any of its Subsidiaries.  Since December 31, 2006, there have been no strikes, work stoppages or lockouts by or with respect to any employee of LAN or any of its Subsidiaries, other than any such strikes, work stoppages or lockouts that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  Neither LAN nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union Contract applicable to any employees of LAN or any of its Subsidiaries, and there are no written grievances or written complaints outstanding or, to LAN’s Knowledge, threatened against LAN or any of its Subsidiaries under any such Contract other than any such breaches, failures to comply, grievances or complaints that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  LAN has made available to TAM and its Representatives true and complete copies of all Contracts set forth in Section 3.12 of the LAN Disclosure Schedule, including all amendments applicable to such Contracts.  There are no illegal labor practice complaints or other material labor Actions pending against LAN or any of its Subsidiaries and, to LAN’s Knowledge, no circumstances exist that could be the legitimate basis of such complaint or Action except for any complaints or Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.

SECTION 3.13.      Aircraft.  (a)  Section 3.13(a)(i) of the LAN Disclosure Schedule sets forth a true and complete list of (i) all aircraft operated under the operating certificate of LAN or any of its Subsidiaries and (ii) all aircraft owned or leased by LAN or any of its Subsidiaries, in each case as of October 15, 2010 (collectively, the “LAN Aircraft”), including a description of the type and manufacturer serial number of each such aircraft.  Section 3.13(a)(ii) of the LAN Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all Contracts (other than (x) existing aircraft leases or (y) Contracts that may be terminated or canceled by LAN or any of its Subsidiaries without incurring any penalty or other material liability except for the forfeiture of any previously made prepayment or deposit) pursuant to which LAN or any of its Subsidiaries has a binding obligation to purchase or lease aircraft (collectively, regardless of whether they are listed in the LAN Disclosure Schedule, the “LAN Aircraft Contracts”), including, for each LAN Aircraft Contract, the manufacturer and model of all aircraft subject thereto, the nature of the purchase or lease obligation (e.g., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of each aircraft thereunder.  Except as identified in writing by LAN to TAM prior to the date of this Agreement, LAN has delivered or made available to TAM redacted (as to pricing and other commercially sensitive terms) copies of all LAN Aircraft Contracts, including all amendments, modifications and supplements thereto.

(b)           Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect:

(i)           each LAN Aircraft has a validly issued, current individual aircraft Certificate of Airworthiness issued by the FAA, DGAC and a comparable certificate from any other LAN Airline Regulatory Entity, with respect to such LAN Aircraft and all requirements for the effectiveness of each such certificate of airworthiness have been satisfied;

(ii)          other than any grounded LAN Aircraft, each LAN Aircraft’s structure, systems and components are functioning in accordance with their respective intended uses as set forth in any applicable LAN Airline Regulatory Entity, manufacturer or otherwise contractually approved maintenance program (or are in the process of repair or maintenance), including any applicable manuals, technical standard orders or parts manufacturing approval certificates, and all grounded LAN Aircraft are being stored in accordance with any applicable LAN Airline Regulatory Entity, manufacturer or otherwise contractually approved maintenance program;

(iii)         all deferred maintenance items and temporary repairs with respect to each such LAN Aircraft have been or will be made materially in accordance with any applicable LAN Airline Regulatory Entity, manufacturer or otherwise contractually approved maintenance programs;

(iv)         each LAN Aircraft is properly registered on the aircraft registry of each applicable LAN Airline Regulatory Entity;

(v)          neither LAN nor any of its Subsidiaries is a party to any interchange or pooling agreements with respect to its LAN Aircraft, except for interchange or pooling agreements among LAN’s Subsidiaries and Florida West International, Inc., other than parts pooling agreements entered into in the ordinary course of business; and

(vi)         neither LAN nor any of its Subsidiaries has retained any maintenance obligations with respect to any LAN Aircraft that has been leased by LAN or any of its Subsidiaries to a third-party lessee.

(c)           Section 3.13(c)(i) of the LAN Disclosure Schedule sets forth a true and complete list, as of October 15, 2010, of all aircraft operated pursuant to a capacity purchase or prorate agreement (collectively, and regardless of whether they are listed in the LAN Disclosure Schedule, the “LAN Contract Flight Agreements”), including a description of the operator, type and number of each such aircraft and any minimum utilization requirements applicable to such aircraft.  Section 3.13(c)(ii) of the LAN Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, containing all LAN Contract Flight Agreements.  Except as identified in writing by LAN to TAM prior to the date of this Agreement, LAN has delivered or made available to TAM redacted (as to pricing and other commercially sensitive terms) copies of all LAN Contract Flight Agreements, including all amendments thereto.

(d)           Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect, to LAN’s Knowledge, as of the date of this Agreement there is no ongoing strike, work stoppage or lockout by or with respect to any employee of any counterparty to a LAN Contract Flight Agreement.

SECTION 3.14.        LAN Slots and Operating Rights.  Section 3.14 of the LAN Disclosure Schedule sets forth a true, correct and complete list of all Slots used or held by LAN or any of its Subsidiaries (collectively, the “LAN Slots”) on the date of this Agreement at any domestic or international airport and such list indicates any LAN Slots that have been permanently allocated to another air carrier and in which LAN and its Subsidiaries hold only temporary use rights.  Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect, (a) each of LAN and its Subsidiaries has complied in all material respects with the requirements of all of the rules and regulations issued by any Governmental Entity and all Laws relating to the LAN Slots, (b) neither LAN nor any of its Subsidiaries has received any notice of any proposed withdrawal of any LAN Slots by any Governmental Entity, (c)(i) the LAN Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217 and (ii) to the extent covered by 14 C.F.R. Section 93.227 or any order, notice or requirement of the FAA or any other Governmental Entity, LAN and its Subsidiaries have used the LAN Slots (or the LAN Slots have been used by other operators) either at least 80% of the maximum amount that each LAN Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such order, notice or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such LAN Slot’s authorization from termination or withdrawal under regulations or waivers established by any Governmental Entity or airport authority, (d) all reports required by any Governmental Entity relating to the LAN Slots have been filed in a timely manner and (e) neither LAN nor any of its Subsidiaries has agreed to any future LAN Slot slide, LAN Slot trade (except for seasonal swaps), LAN Slot purchase, LAN Slot sale, LAN Slot exchange, LAN Slot lease or LAN Slot transfer of any of the LAN Slots that has not been consummated or otherwise reflected on Section 3.14 of the LAN Disclosure Schedule.

SECTION 3.15.        Major LAN Airports.  As of the date of this Agreement, no airport authority at Arturo Merino Benitez International Airport of Santiago de Chile and the Jorge Chavez International Airport of Lima, Perú (each such airport, a “Major LAN Airport”) has taken or, to LAN’s Knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of LAN and its Subsidiaries to conduct their respective operations at any Major LAN Airport in the same manner as currently conducted in all material respects.

SECTION 3.16.        Employee Benefits. (a)  Section 3.16(a) of the LAN Disclosure Schedule sets forth a list of all employee benefit plans and all profit-sharing plans, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements maintained for the benefit of any current or former employee, independent consultant, officer or director of LAN or any of its Subsidiaries (collectively, “LAN Employees”) by LAN or its Subsidiaries or by any trade or business, whether or not incorporated (such plans, “LAN Benefit Plans”).  True and complete copies of all LAN Benefit Plans listed in Section 3.16(a) of the LAN Disclosure Schedule, including any trust instruments, insurance contracts, the most recent actuarial report and, with respect to any employee stock ownership plan, loan agreements forming a part of any LAN Benefit Plans, and all amendments thereto have been made available or provided to TAM.  All the obligations with respect to the LAN Benefit Plans granted to LAN Employees have been timely paid, and LAN and its Subsidiaries are not in default of any material obligations under the LAN Benefit Plans.  All benefits are being administered, in all material respects, in accordance with their respective terms, and also comply, in all material respects, with the provisions of applicable Law, as well as with IFRS.  There are no pending issues or Actions against LAN and its Subsidiaries involving these benefits, except for routine indemnity claims in respect of the benefits up to the date of execution of this Agreement.

(b)           With respect to each LAN Benefit Plan:  (i)  no disputes are pending or threatened, and (ii) neither LAN nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired LAN Employees.

(c)           To the extent required by applicable Law or IFRS, all contributions required to be made under each LAN Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each LAN Benefit Plan have been properly accrued and reflected in the LAN Financial Reporting Documents.  There has been no amendment to, announcement by LAN or any of its Subsidiaries relating to, or change in employee participation or coverage under, any LAN Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(d)           No LAN Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to (i) entitle any LAN Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation, benefits or awards (including LAN Stock-Based Awards) under, increase the amount payable or result in any other material obligation pursuant to, any of the LAN Benefit Plans, (iii) limit or restrict the right of LAN to merge, amend or terminate any of the LAN Benefit Plans, or (iv) cause LAN to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.

SECTION 3.17.        Taxes.  (a)  Each of LAN and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed, (ii) timely paid or accrued (in accordance with Chilean Law) all material Taxes for all Tax periods whether or not shown to be due on such Tax Returns, and (iii) withheld from its employees, creditors or other third parties and, to the extent required to be paid, have timely paid to the appropriate Governmental Entities or set aside in an account for such purpose proper and accurate amounts in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation).

(b)           LAN has made available to TAM true and correct copies of the Annual Income Tax Statement (Formulario N° 22) and related Tax Returns filed by LAN and its Subsidiaries for each of the three most recent fiscal years.

(c)           There are no pending, and neither LAN nor any Subsidiary has received written notice of any, material national, local or foreign Tax audits or examinations of LAN or its Subsidiaries.  No material deficiency for any Taxes has been proposed, asserted or assessed against LAN or any Subsidiary that has not been resolved and paid in full.

(d)           There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against LAN or any of its Subsidiaries.

(e)           Neither LAN nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

(f)            No rulings have been entered into or issued by any Tax authority with respect to LAN or any of its Affiliates.

(g)           There are no material Liens for Taxes upon the assets, properties or rights of LAN or any of its Subsidiaries that are not provided for in the LAN Financial Reporting Documents, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to LAN, would not individually or in the aggregate have or reasonably be expected to have a LAN Material Adverse Effect.

(h)           Section 3.17(h) of the LAN Disclosure Schedule sets forth a current list of each partnership, joint venture and limited liability company in which LAN beneficially owns a material interest.

SECTION 3.18.        Intellectual Property.  (a)  Section 3.18(a) of the LAN Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by LAN or its Subsidiaries as of the date of this Agreement that is currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar.  All of such Intellectual Property is owned exclusively by LAN or any of its Subsidiaries free and clear of any Liens, is subsisting and, to the Knowledge of LAN, is valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting LAN’s or any of its Subsidiaries’ use of, or its rights to, such Intellectual Property, except in the case of any Liens, failures to be subsisting, valid and enforceable, or any order, judgment, decree or agreement that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.

(b)           LAN and its Subsidiaries own or hold exclusive or non-exclusive licenses in or have sufficient rights to use all Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.

(c)           LAN and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to TAM.  Consummation of the Transactions contemplated by this Agreement will not create any license under or Liens on any Intellectual Property owned by LAN and its Subsidiaries.

(d)           To the Knowledge of LAN, the conduct of business as currently conducted by LAN and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and since December 31, 2006 there has been no such claim, action or proceeding asserted or, to LAN’s Knowledge, threatened against LAN or any of its Subsidiaries or Person seeking indemnity, therefor from TAM or any of its Subsidiaries, in each case other than any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  There is no claim, action or proceeding pending or, to the Knowledge of LAN, threatened against LAN or any of its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property rights claimed to be owned by LAN or any of its Subsidiaries or used or alleged to be used in the business of LAN or any of its Subsidiaries other than any such claims, actions or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect. To the Knowledge of LAN, no Person is infringing, misappropriating or otherwise violating in any material manner the Intellectual Property rights owned by LAN or any of its Subsidiaries.

(e)           The IT Assets used by LAN and its Subsidiaries in the operations of their respective businesses (i) perform sufficiently as required by LAN and its Subsidiaries for the operation of their respective businesses as currently conducted and (ii) since December 31, 2008 have not malfunctioned or failed, other than any such failures to operate and perform or any such malfunctions or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  Since December 31, 2006, LAN and its Subsidiaries have maintained backup and disaster recovery technologies that are reasonable and consistent with industry practices in all material respects.

SECTION 3.19.        Information Supplied.  None of the information supplied or to be supplied by or on behalf of LAN or any of its Subsidiaries specifically for inclusion or incorporation by reference into (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC and at the time it becomes effective under the U.S. Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Schedule TO, the Offer to Exchange/Prospectus or the Brazilian Exchange Offer Documents will, at the Distribution Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Offer to Exchange/Prospectus and the Brazilian Exchange Offer Documents will, on the Distribution Date, comply as to form in all material respects with the requirements of applicable Law; provided, however, that the foregoing representation and warranty shall not apply with respect to any information supplied by or on behalf of TAM or any of its Subsidiaries or the TAM Direct Controlling Shareholder or the Amaro Family which is contained or incorporated by reference into the Offer to Exchange/Prospectus or the Brazilian Exchange Offer Documents.

SECTION 3.20.        Voting Requirements.  Requisite LAN Shareholder Approval is the only vote of the holders of any class or series of capital stock of LAN necessary to approve the Mergers and the other transactions contemplated by this Agreement and the other Transaction Agreements other than any additional vote that may be required by the SVS.

SECTION 3.21.        Affiliate Transactions.  There are no transactions, Contracts, arrangements, commitments or understandings between LAN or any of its Subsidiaries, on the one hand, and any of their Affiliates (other than LAN or any of its Subsidiaries), on the other hand, that would be required to be disclosed by LAN under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.22.        Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than J.P. Morgan Securities LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LAN.  LAN has shown to TAM complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.

SECTION 3.23.        Fairness Opinion.  Prior to the execution of this Agreement, the LAN Board received the oral opinion (which was subsequently confirmed in writing) of J.P. Morgan Securities LLC to the effect that, as of the date thereof and based upon and subject to the matters and limitations set forth in such written opinion, each of the Holdco 2 Exchange Ratio and the Sister Holdco Exchange Ratio is fair from a financial point of view to LAN.  Such opinion has not been amended or rescinded as of the date of this Agreement.  LAN shall deliver to TAM a copy of the written opinion of J.P. Morgan Securities LLC for informational purposes only promptly following receipt thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTROLLING SHAREHOLDERS

Except as set forth in the disclosure letter delivered by each of (i) the LAN Controlling Shareholders and (ii) the TAM Direct Controlling Shareholder and the Amaro Family (in the case of the TAM Direct Controlling Shareholder and the Amaro Family, the “TAM Direct Controlling Shareholder Disclosure Schedule,” and in the case of the LAN Controlling Shareholders, the “LAN Controlling Shareholders Disclosure Schedule”) (it being agreed that the disclosure of any fact or item in any section or subsection of the TAM Direct Controlling Shareholder Disclosure Schedule or the LAN Controlling Shareholders Disclosure Schedule, as the case may be, whose relevance to any other section or subsection of this Agreement is reasonably apparent from the face of such disclosure shall also be deemed to be disclosed in the section or subsection of the TAM Direct Controlling Shareholder Disclosure Schedule or the LAN Controlling Shareholders Disclosure Schedule, as the case may be, that corresponds to such other section or subsection of this Agreement).  The TAM Direct Controlling Shareholder and each of the members of the Amaro Family hereby represent and warrant to LAN and the LAN Controlling Shareholders on behalf of each of them and TEP Chile, as applicable, and each LAN Controlling Shareholder hereby represents and warrants to TAM, the TAM Direct Controlling Shareholder and the Amaro Family, as follows:

SECTION 4.01.        Organization; Ownership.  In the case of the LAN Controlling Shareholders and the TAM Direct Controlling Shareholder only, it has been duly organized and is validly existing and (with respect to jurisdictions that recognize such concept) in good standing under the Law of the jurisdiction of its incorporation or organization, and in the case of TEP Chile only, it will be duly organized and validly existing and (with respect to jurisdictions that recognize such concept) in good standing under the Law of the jurisdiction of its incorporation or organization as of the Commencement Date and as of the Leilao Date.  In the case of the TAM Direct Controlling Shareholder only, as of the date of this Agreement, it is the sole record and beneficial owner of 44,883,754 shares of TAM Ordinary Stock and 24,768,755 shares of TAM Preferred Stock and it has the sole power to vote and sell such shares, in each case free and clear of all Liens.  In the case of the Amaro Family only, after the TEP Restructuring and prior to the payment of the TEP Chile Subscription, they will be the sole record and beneficial owners of 47,652,705 shares of TAM Ordinary Stock and 25,185,155 shares of TAM Preferred Stock and they will have the sole power to vote and sell such shares, in each case free and clear of all Liens, and after the payment of the TEP Chile Subscription, they will be the sole record and beneficial owners of 100% shares of TEP Chile Stock and they will have the sole power to vote and sell such shares, in each case free and clear of all Liens.  In the case of TEP Chile, following the payment of the TEP Chile Subscription and immediately prior to the payment of the Holdco Subscriptions, it will be the sole record and beneficial owner of 47,652,705 shares of TAM Ordinary Stock and 25,185,155 shares of TAM Preferred Stock and it will have the sole power to vote and sell such shares, in each case free and clear of all Liens.  In the case of the LAN Controlling Shareholders only, they and their respective Affiliates collectively are the sole record and beneficial owners of 115,399,502 shares of LAN Common Stock, and they collectively have the sole power to vote and sell such shares, in each case free and clear of all Liens.

SECTION 4.02.        Authority.  In the case of the TAM Direct Controlling Shareholder and the LAN Controlling Shareholders only, it has or, in the case of TEP Chile, will have all requisite corporate power and authority to execute, deliver and perform each of the Transaction Agreements to which it is a party.  In the case of the members of the Amaro Family only, each of them has all requisite power and authority to execute, deliver and perform each of the Transaction Agreements to which he or she is a party. In the case of the TAM Direct Controlling Shareholder, TEP Chile  and the LAN Controlling Shareholders only, the execution, delivery and performance by it of the Transaction Agreements to which it is a party have been, or, in the case of TEP Chile, will be duly authorized by all necessary corporate action by it, and no other corporate proceedings by it or its shareholders are necessary to authorize the execution, delivery, performance of such agreements.  All of the Transaction Agreements to which it is a party have been or, in the case of TEP Chile, will be duly executed and delivered by it and do constitute or, in the case of TEP Chile, will constitute legal, valid and binding obligations of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Law of general applicability relating to or affecting the rights of creditors and to the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 4.03.        No Conflict; Required Filings and Consents.  (a)  The execution, delivery and performance by it of the Transaction Agreements to which it is a party do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in any termination or modification of or acceleration under, or any change in any right, obligation or benefit under, or result in any Lien on the property or assets of it or any of its Subsidiaries or on any property or assets of TAM, LAN or any of their respective Subsidiaries pursuant to, (i) in the case of the TAM Direct Controlling Shareholder, TEP Chile and the LAN Controlling Shareholders only, its by-laws, (ii) any Contract to which it is a party or by which it or any of its properties, rights or other assets is bound or subject or (iii) assuming the consents, approvals, filings and other matters referred to in Sections 2.05(b) and 3.05(b) are duly obtained or made, any Law or Order applicable to it or any of its properties, rights or other assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, terminations, modifications, accelerations, changes or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on its ability to perform its obligations under any of such agreements.

(b)           The execution, delivery and performance by it of the Transaction Agreements to which it is a party do not and will not require any consent, approval, order, authorization or permit of, action by, filing or registration with or notification to, any Governmental Entity other than those described in Section 2.05(b) and Section 3.05(b).

SECTION 4.04.        No Successor Liability.  In the case of the TAM Direct Controlling Shareholder, TEP Chile and the Amaro Family only, Holdco 1 will not acquire as a result of the distribution by the TAM Direct Controlling Shareholder of the TEP Shares to the Amaro Family or the contribution by the Amaro Family of TEP Shares to TEP Chile and the contribution by TEP Chile of the TEP Shares to Holdco 1 any debt, liability or obligation of any nature of any of the TAM Direct Controlling Shareholder, the Amaro Family or TEP Chile, whether known or unknown, asserted or unasserted, determined or determinable, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

SECTION 4.05.        Litigation.  There are no Actions pending or, to its Knowledge, threatened against it that would reasonably be expected to prevent it from performing its obligations under the Transaction Agreements to which it is a party.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.        Access to Information; Confidentiality.  (a)  To the extent permitted by applicable Law, each of LAN and TAM (each, a “Parent”) shall afford to the other Parent and its officers, employees, accountants, counsel, financial advisors and other advisors reasonable access (including for the purpose of planning for post-merger integration activities and transition planning) during normal business hours and upon reasonable prior notice to such Parent until the earlier of the consummation of the Exchange Offer and the termination of this Agreement pursuant to Section 8.01 to all of the properties, books, Contracts, commitments, Key Personnel and records of such Parent as the other Parent may from time to time reasonably request, but only to the extent that such access does not unreasonably interfere with the business or operations of such Parent or any of its Subsidiaries, and, during such period, such Parent shall furnish promptly to the other Parent all information concerning the business, properties and Key Personnel of such Parent as the other Parent may reasonably request; provided, however, that no access or information pursuant to this Section 5.01 shall affect or be deemed to modify any representation or warranty made or deemed made by such Parent in this Agreement; and, provided, further, that no Parent shall be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would violate applicable Law or any Contract or obligation of confidentiality owing to a third-party or result in the loss of attorney-client privilege if, in the case of any such Contract or confidentiality obligation, such Parent shall have used its reasonable best efforts to have obtained the consent of such third-party to such access, copies or information.  If any of the information or material furnished pursuant to this Section 5.01 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Actions, each Parent understands and agrees that the parties to this Agreement have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information provided by a Parent that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.  If, notwithstanding the foregoing, disclosure of certain information would result in the loss of attorney-client privilege or violate applicable Law or any Contract or obligation of confidentiality owing to a third-party, the Parents will use commercially reasonable efforts to make appropriate substitute disclosure arrangements.

(b)           Each party agrees to, and shall cause its Subsidiaries and their respective directors, officers, employees, Affiliates (including the individuals who ultimately beneficially own such party), financial advisors, attorneys, accountants and other advisors or representatives (as to each party, its “Representatives”) to, treat and hold as confidential (and not disclose or provide access to any Person) any and all confidential or proprietary information, knowledge and data relating to any Disclosing Party or any of its Affiliates or their business and affairs (collectively, “Confidential Information”) by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of Confidential Information as it and its Affiliates use with respect to their own Confidential Information, unless the Disclosing Party provides its prior written consent to such use or disclosure and except as otherwise permitted in this Section 5.01(b).  The parties hereby acknowledge and agree that the information provided or made available to any party pursuant to Sections 2.22, 3.22 and 5.01(a) shall be deemed to be “Confidential Information” for purposes of this Section 5.01(b).  Notwithstanding the foregoing, in the event that a Receiving Party or any of its Representatives becomes legally compelled by Order or is required by Law to disclose any Confidential Information, disclosure in compliance with this Section 5.01(b) shall be permitted and, to the extent reasonably practicable and permitted by applicable Law, the Receiving Party agrees to, and shall cause its Representatives to, (i) provide the Disclosing Party with reasonable written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy, (ii) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be afforded to such Confidential Information and (iii) use commercially reasonable efforts to promptly furnish to the Disclosing Party a copy (in whatever form or medium) of such Confidential Information that it intends to furnish or has furnished; provided, however, that the foregoing shall not apply to any information (A) that at the time of disclosure, is available publicly or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality, so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party, (B) that is developed independently by the Receiving Party without the use of Confidential Information or (C) that is disclosed to any Representatives of the Receiving Party to whom such disclosure is necessary or desirable in the conduct of the business of the Receiving Party if such Persons are informed by the Receiving Party of the confidential nature of such Confidential Information and are directed by the Receiving Party to comply with the provisions of this Section 5.01(b) (it being agreed that a Receiving Party shall be responsible for any breach of this Section 5.01(b) by its Representatives).  Each party agrees and acknowledges that remedies at Law for any breach of their obligations under this Section 5.01(b) are inadequate and that in addition thereto the Disclosing Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.  For purposes of this Section 5.01(b),  the term “Receiving Party” means the party to whom Confidential Information is furnished, disclosed or shown or otherwise made available by or on behalf of another party hereto, which disclosing party is referred to as the “Disclosing Party.”

SECTION 5.02.        Further Action; Efforts.  (a)  Subject to the terms and conditions of this Agreement and the Implementation Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under this Agreement, the Implementation Agreement and applicable Law to satisfy the conditions to the commencement of the Exchange Offer and the conditions to the consummation of the Exchange Offer, and to consummate as soon as reasonably practicable the Exchange Offer, the Mergers and the other transactions contemplated by this Agreement and the Implementation Agreement in accordance with the terms hereof and thereof.  Without limitation of the foregoing, promptly after the execution and delivery of this Agreement LAN and the TAM Direct Controlling Shareholder and/or the Amaro Family shall meet jointly with CVM to discuss the contents of the Edital and shall use their commercially reasonable effort to obtain CVM’s consent to the inclusion of the Exchange Offer Conditions therein.  Without limitation of the foregoing, whenever this Agreement or the Implementation Agreement requires the TAM Direct Controlling Shareholder or the Amaro Family, as applicable, TEP Chile or the LAN Controlling Shareholders to take any action, such requirement shall be deemed to include an undertaking on the part of the individuals who ultimately beneficially own the TAM Direct Controlling Shareholder, TEP Chile or the LAN Controlling Shareholders, as the case may be, to cause them to take such action.

(b)           In connection with and without limiting the foregoing, each party shall provide, or cause to be provided, all necessary notices, applications, requests and information to, and enter into discussions with, each Governmental Entity or third-party from whom any consent, approval, authorization or other action or non-action is required to be obtained in order to commence the Exchange Offer or consummate the Exchange Offer, the Mergers or the other transactions contemplated by this Agreement or the Implementation Agreement or in connection therewith (collectively, the “Consents”), use its commercially reasonable efforts to obtain all such Consents and to eliminate each and every other impediment that may be asserted by any Governmental Entity or other Person with respect to the Exchange Offer and the Mergers, in each case so as to enable the Exchange Offer and the Mergers to occur as soon as reasonably practicable.  Each party shall use reasonable efforts to obtain the consent of any third party to a Contract that would otherwise be breached by any covenant, representation or warranty or any other obligation of this Agreement.

(c)           In connection with and without limiting the generality of the foregoing, each party shall (i) make or cause to be made, in consultation and cooperation with the other parties and as promptly as practicable after receipt of ANAC Approval, all necessary and appropriate registrations, declarations, notices and filings relating to the Exchange Offer, the Mergers and the other transactions contemplated by this Agreement and the Implementation Agreement with the relevant Governmental Entities under all applicable Antitrust Laws; (ii) use its reasonable best efforts to furnish to the other parties all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 5.02(b); (iii) give the other parties reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Exchange Offer, the Mergers or the other transactions contemplated hereby or by the Implementation Agreement (including with respect to any of the actions referred to in Section 5.02(b)), and permit the other parties to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other parties in connection with, any such registration, declaration, notice, filing or communication; (iv) respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity regarding the Exchange Offer, the Mergers or the other transactions contemplated hereby or by the Implementation Agreement; (v) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity regarding the Exchange Offer, the Mergers or the other transactions contemplated hereby or by the Implementation Agreement (including with respect to any of the actions referred to in Section 5.02(b)) without the other parties, (B) to the extent reasonably practicable, give the other parties reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, keep the other parties reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Implementation Agreement, the Exchange Offer, the Mergers or the other transactions contemplated hereby and thereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Implementation Agreement, the Exchange Offer, the Mergers or the other transactions contemplated hereby and thereby.

(d)           In the event that any Action is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement or the Implementation Agreement, each party shall (i) cooperate in all respects with the other parties and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and/or so as to permit such consummation by the fifth business day before the Outside Date, and (ii) at its cost and expense, defend any such Actions against it or its Affiliates in connection with the transactions contemplated by this Agreement and the Implementation Agreement.

(e)           Notwithstanding anything in this Section 5.02 to the contrary, nothing in this Section 5.02 or otherwise in this Agreement or the Implementation Agreement shall require, or be construed to require, either Parent or any of its Affiliates to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or to hold separate pending any such action or (B) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of, or to hold separate, in each case before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest of either Parent or any of its Affiliates or (ii) take or agree to take any other action, or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to own, retain or make changes in, any assets, licenses, operations, rights, product lines, businesses or interests of either Parent or any of its Affiliates or LAN’s ability to receive and exercise full voting, economic and ownership rights with respect to its interests in Holdco 1, TAM and its Subsidiaries, subject only to the rights of TEP Chile in respect of its shares of Holdco 1 Voting Stock and under the LATAM/TEP Shareholders Agreement, the Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement.

SECTION 5.03.     Advice of Changes.  Each of the parties hereto shall each promptly advise the other parties orally and in writing if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably expected to result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Implementation Agreement, (iii) any of the conditions set forth in (a) Section 7.02 other than the Delisting Condition (in the case of LAN and the Amaro Family), (b) Schedule 1.12 of the Implementation Agreement (in the case of LAN only), or (c) Section 7.03 other than the Minimum Tender Condition (in the case of the Amaro Family only) fails or ceases to be satisfied or (iv) an Appraisal Event occurs; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  This Section 5.03 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or 6.03(b).

SECTION 5.04.        Covenants of the Controlling Shareholders.

(a)           Agreements to Vote.  Except as otherwise provided in this Agreement, each of the LAN Controlling Shareholders agrees that it will, and the Amaro Family agrees that it will cause TEP Chile to, from and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, attend each meeting of the shareholders of its Relevant Parent Entity in person or by proxy and vote or cause to be voted all shares of capital stock of its Relevant Parent Entity beneficially owned by it on the record date for such meeting (i) in the case of the LAN Controlling Shareholders only, in favor of the approval of the Mergers, the Name Change and the other transactions contemplated by the Implementation Agreement, (ii) against any action, agreement or transaction submitted for approval of the shareholders of its Relevant Parent Entity that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of its Relevant Parent Entity, and (iii) against any Alternative Proposal relating to its Relevant Parent Entity.  The term “Relevant Parent Entity” means (i) with respect to TAM, the Amaro Family, TEP Chile and the TAM Direct Controlling Shareholder, TAM, and (ii) with respect to LAN and the LAN Controlling Shareholders, LAN.  The Amaro Family agrees that they will cause TEP Chile to attend the Sister Holdco Shareholders Meeting in person or by proxy and to vote the shares of Sister Holdco Stock they beneficially own in favor of the approval of the Sister Holdco Merger Matters. The Amaro Family agrees that they will cause TEP Chile to cause Holdco 1 to attend the Holdco 2 Shareholders Meeting in person or by proxy and to vote the shares of Holdco 2 Stock they beneficially own in favor of the approval of the Holdco 2 Merger Matters.

(b)           Condition Notices; Subscription Payments; Leilão.  The last time at which the holders of shares of TAM Stock shall be able to withdraw their acceptance to tender their shares of TAM Stock into the Exchange Offer will be 12:00 p.m., São Paulo, Brazil time (the “Withdrawal Deadline”), on the date on which the Leilão will occur as specified in the Edital, as such date may be changed from time to time in accordance with Brazilian Law (the “Leilão Date”).   Prior to 2:00 p.m., São Paulo, Brazil time, on the Leilão Date, each of LAN and the Amaro Family shall cause one of its representatives who is authorized on its behalf to waive the conditions set forth in Section 7.02 (in the case of both LAN and the Amaro Family), Section 7.03 (in the case of LAN only) or Schedule 1.12 of the Implementation Agreement (in the case of the Amaro Family) to be present at the offices of the Bovespa for purposes of informing the Bovespa as to whether the mutual conditions to the consummation of the Exchange Offer set forth in Section 7.02 (in the case of both LAN and the Amaro Family), Section 7.03 (in the case of LAN only) and Schedule 1.12 of the Implementation Agreement (in the case of the Amaro Family) have been satisfied or waived in accordance with this Agreement.  At 2:00 p.m., São Paulo, Brazil time, on the Leilão Date, the Bovespa shall inform LAN, Holdco 2 and the Amaro Family whether or not the Minimum Conditions have been satisfied (the “Minimum Condition Notice”).  Promptly after receiving the Minimum Condition Notice but in no event later than 2:10 p.m., São Paulo, Brazil time, on the Leilão Date LAN shall deliver to the Amaro Family a written notice stating whether or not all of the conditions to the consummation of the Exchange Offer (other than the conditions in Section 7.03(h)) have been satisfied or irrevocably waived by LAN (the “LAN Condition Notice”).  If the LAN Condition Notice states that all such conditions have been so satisfied or waived, then promptly after they receive the LAN Condition Notice but in no event later than 2:20 p.m., São Paulo, Brazil time, on the Leilão Date the Amaro Family shall deliver to LAN a written notice stating whether or not all of the conditions to the consummation of the Exchange Offer set forth in Section 7.02 and all of the conditions set forth in Schedule 1.12 to the Implementation Agreement have been satisfied or irrevocably waived by them (the “TEP Condition Notice”).  If the TEP Condition Notice states that all such conditions have been so satisfied or waived, then (i) promptly after they have delivered the TEP Condition Notice to LAN but in no event later than 2:30 p.m., São Paulo, Brazil time, on the Leilão Date (A) the Amaro Family shall subscribe for 72.837.860 shares of TEP Chile Stock in exchange for all of the TEP Shares (the “TEP Chile Subscription” and, collectively with the Holdco Subscriptions, the “Subscriptions”), such Subscriptions to be made in such proportions so that immediately after the TEP Chile Subscription is paid the percentage equity ownership of each member of the Amaro Family in TEP Chile shall be the same as the percentage equity ownership that such member has in the TAM Direct Controlling Shareholder as of the date hereof and pay the TEP Chile Subscription by delivering the TEP Shares to TEP Chile, and (B) TEP Chile shall pay the Holdco Subscriptions by delivering all of the Ordinary TEP Shares to Holdco 1 and the 62 Holdco 1 Ordinary Shares, all of the TEP Holdco 1 Non-Voting Shares and all of the Preferred TEP Shares to Sister Holdco and (ii) promptly after all such payments have been made but in no event later than 2:40 p.m., São Paulo, Brazil time, on the Leilão Date, LAN and the Amaro Family shall issue a press release announcing that all of the conditions to the Exchange Offer have been satisfied or irrevocably waived. The LAN Condition Notice shall be conclusive and binding upon LAN for all purposes of this Agreement and the TEP Condition Notice shall be conclusive and binding upon the Amaro Family for all purposes of this Agreement and the TEP Chile Subscription.  If (x) each of the LAN Condition Notice and the TEP Condition Notice states that all of the conditions it is required to address have been satisfied or irrevocably waived and (y) the TEP Chile Subscription and all of the payments required pursuant to the Subscriptions have been made in full when required by this Section 5.04(b), then the Leilão shall commence at 3:00 p.m., São Paulo, Brazil time (or such other time as the Bovespa may determine), on the Leilão Date, and Holdco 2 will consummate the Exchange Offer on the Leilão Date in accordance with the terms and conditions of the Exchange Offer.  For all purposes of this Agreement, the consummation of the Exchange Offer shall be deemed to be the purchases of TAM Stock pursuant to the Leilão.  Notwithstanding the foregoing, if the Leilão commences at any time other than 3:00 p.m., São Paulo, Brazil time, on the Leilão Date, then each of the times specified above in this Section 5.04(b) (except for the Withdrawal Deadline) shall be adjusted by the same amount that the actual time of the commencement of the Leilão differs from 3:00 p.m., São Paulo, Brazil time.  If (x) either the LAN Condition Notice or the TEP Condition Notice does not state that all of the conditions it is required to address have been satisfied or irrevocably waived or (y) the TEP Chile Subscription or any of the payments required pursuant to the Subscriptions are not made in full when required by this Section 5.04(b), the Leilão shall not occur and the Exchange Offer shall expire without the purchase of any shares of TAM Stock.

(c)           Restrictions on Transfers.  Except as otherwise expressly provided in this Agreement, from and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, none of LAN Controlling Shareholders, the TAM Direct Controlling Shareholder, the Amaro Family or TEP Chile shall Transfer or permit the Transfer of any shares of the capital stock of its Relevant Parent Entity, the TAM Direct Controlling Shareholder, TEP Chile, Holdco 1, Holdco 2 or Sister Holdco that it beneficially owns or enter into any Contract, arrangement or understanding with respect to any such Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise); provided however, that the LAN Controlling Shareholders, the TAM Direct Controlling Shareholder, the Amaro Family and TEP Chile may Transfer all or any portion of their shares of capital stock of its Relevant Parent Entity to (i) any of their direct or indirect wholly owned Subsidiaries, (ii) any Person wholly-owned by Enrique, Juan José and/or Ignacio Cueto (in the case of the LAN Controlling Shareholders) or (iii) any Person that has no direct or indirect owners other than Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and/or João Francisco Amaro and that is directly or indirectly majority owned and controlled by Maria Cláudia Oliveira Amaro and Maurício Rolim Amaro (in the case of the Amaro Family, the TAM Direct Controlling Shareholder or TEP Chile) and that each of the LAN Controlling Shareholders, the TAM Direct Controlling Shareholder, TEP Chile and the Amaro Family may Transfer a percentage of any shares of the capital stock of its Relevant Parent Entity, TEP Chile, Holdco 1, Holdco 2 or Sister Holdco that it beneficially owns to each of Enrique, Juan José and Ignacio Cueto (in the case of the LAN Controlling Shareholders) or Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro (in the case of the TAM Direct Controlling Shareholder and TEP Chile) or to any Person wholly owned by any such individual equal to the percentage of such capital stock that such individual indirectly owns through his or her ownership of shares in the LAN Controlling Shareholders (in the case of Enrique, Juan José and Ignacio Cueto) or the TAM Direct Controlling Shareholder or TEP Chile (in the case of Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro); provided further that the LAN Controlling Shareholders, the TAM Direct Controlling Shareholder and the Amaro Family shall continue to be bound by the terms of this Agreement for all purposes following any such Transfer and any transferee of shares Transferred pursuant to this Section 5.04(c) shall agree to be bound by all the terms and conditions of this Section 5.04 by executing and delivering to the parties hereto a joinder agreement so providing in form and substance reasonably acceptable to such parties.

(d)           No Inconsistent Agreements.  Each of the LAN Controlling Shareholders hereby covenants and agrees that, and each of the TAM Direct Controlling Shareholder and the members of the Amaro Family hereby covenants and agrees on its or their behalf and on behalf of TEP Chile that, except for actions contemplated by this Section 5.04 taken in furtherance of this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or any other agreement, arrangement or obligations (whether or not legally binding) with respect to any of the shares of capital stock of its Relevant Parent Entity, the TAM Direct Controlling Shareholder, TEP Chile, Holdco 1, Holdco 2 or Sister Holdco that it beneficially owns and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to any such shares.

(e)           Further Assurances.  Each of the LAN Controlling Shareholders, the TAM Direct Controlling Shareholder and the Amaro Family (i) shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Agreements as promptly as reasonably practicable and (ii) shall not, and they shall cause their respective Representatives not to, take any action that could be reasonably expected to materially impede or interfere with, delay, postpone or materially and adversely affect the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements.

ARTICLE VI

CONDITIONS TO THE COMMENCEMENT OF THE EXCHANGE OFFER

SECTION 6.01.        Mutual Conditions to the Commencement of the Exchange Offer.  Holdco 2 shall not commence the Exchange Offer unless and until all of the conditions set forth in this Section 6.01 are satisfied or waived in writing by LAN and the Amaro Family.

(a)           Requisite Shareholder Approval.  The Requisite LAN Shareholder Approval shall have been obtained and recorded and published in accordance with Law No. 18,046 of Chilean Corporations (the “Chilean Corporate Law”) and the Requisite TAM Shareholder Approval shall have been obtained and recorded and published in accordance with Brazilian Law.

(b)           Governmental Consents.  All of the Consents from Governmental Entities set forth on Schedule 6.01(b) shall have been obtained and all other Consents from Governmental Entities shall have been obtained other than those which the failure to obtain, individually or in the aggregate, would not reasonably be expected to have a TAM Material Adverse Effect or LAN Material Adverse Effect or to result in criminal or civil sanctions against any party hereto, any Affiliate of any such party or any director or employee of any of the foregoing.

(c)           No Injunctions or Restraints.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action (whether temporary, preliminary or permanent) that is in effect and (i) makes illegal, restrains, enjoins or otherwise prohibits the commencement of the Exchange Offer or the consummation of the Exchange Offer, the Mergers or the other transactions contemplated by this Agreement and the Implementation Agreement on the terms contemplated hereby and thereby or (ii) limits or impairs the ability of LAN and the TAM Direct Controlling Shareholder, TEP Chile and/or the Amaro Family to jointly (A) own or operate all or any material portion of the assets of TAM and its Subsidiaries or (B) exercise full ownership rights with respect to equity interests in Holdco 1, TAM and its Subsidiaries in a manner consistent with the terms of the TAM Shareholders Agreement, the Holdco 1 Shareholders Agreement and/or the LATAM/TEP Shareholders Agreement, as applicable (collectively, “Restraining Orders”); provided, however, that notwithstanding the foregoing the occurrence of the Appraisal Condition shall not cause this condition not to be satisfied.

(d)           No Litigation.  There shall not be pending any Action commenced by any Governmental Entity or other Person seeking (i) a Restraining Order or (ii) to limit or impair the ability of LAN and the TAM Direct Controlling Shareholder, TEP Chile and/or the Amaro Family to jointly (A) own or operate all or any material portion of the assets of TAM and its Subsidiaries or (B) exercise all the rights and receive all the benefits of full ownership of each of Holdco 1, TAM and its Subsidiaries in a manner consistent with the terms of the LATAM-TEP Shareholders Agreement, Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement other than any such Action by any Person other than a Governmental Entity that could not reasonably be expected to succeed on its merits (collectively, “Adverse Actions”).

(e)           LAN BDRs. CVM shall have granted the registrations of LAN and the LAN BDRs described in clauses (A) and (B) of Section 1.04(b)(i).

(f)           Required Listings.  Each of the Required Listings shall have been approved by the CVM, the NYSE and the SSE, as applicable, and under the terms of such approval shall become effective no later than the Effective Time.

(g)           Form F-4.  The Form F-4 shall have been declared effective by the SEC under the U.S. Securities Act.  No stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(h)           Completion of Pre-Commencement Transaction Steps.  Each of the Transaction Steps described in Section 1.01, and Sections 1.03 through 1.10 of the Implementation Agreement shall have been taken and completed; provided, however, that, notwithstanding the foregoing, no party whose failure to take any action that it is required to be taken pursuant to the Implementation Agreement caused the failure of any such Transaction Step to be taken shall be entitled to the benefit of the condition in respect of such Transaction Step (treating each of (x) LAN and the LAN Controlling Shareholders, collectively, and (y) TAM, the TAM Direct Controlling Shareholder and the Amaro Family, collectively, as a single party for purposes of this Section 6.01(h)).

(i)           Appraisal Condition.  The product of 0.9 and the high end of the range of economic value of LAN per share of LAN Common Stock most recently determined by the Appraiser shall be greater than or equal to the low end of the range of economic value of TAM per share of TAM Stock determined by the Appraiser at the same time and, if such determinations are made in the Appraisal Report, the Appraisal Report has not been replaced by a new Appraisal Report by a new Appraiser at the request of the holders of the outstanding Free Float Shares in accordance with Brazilian Law (the “Appraisal Condition”).

SECTION 6.02.        LAN’s Conditions to the Commencement of the Exchange Offer.  Holdco 2 shall not commence the Exchange Offer unless and until all of the conditions set forth in this Section 6.02 are satisfied or waived in writing by LAN.

(a)           Representations and Warranties.  The representations and warranties of TAM contained in Section 2.03(a), Section 2.03(b) and in clause (i) of Section 2.07 of this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Condition Date as though made on and as of the Condition Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures of any representations and warranties in Section 2.03(a) or Section 2.03(b) that, individually or in the aggregate, are de minimis in nature and amount.  All other representations and warranties of TAM contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Condition Date as though made on and as of the Condition Date (except to the extent any such representations and warranties expressly relate to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date) in each case without giving effect to any TAM Material Adverse Effect or any other materiality exception, qualification or limitation contained therein, other than any failures of such representations and warranties to be so true and correct to the extent that such failures and the underlying causes thereof, individually or in the aggregate, have not had and would not reasonably be expected to have a TAM Material Adverse Effect.  LAN shall have received a certificate signed on behalf of TAM by the chief executive officer of TAM to such effect.  The representations and warranties of the TAM Direct Controlling Shareholder and the Amaro Family set forth in Article IV shall have been true and correct on the date of this Agreement and shall be true and correct on the Condition Date as though made on and as of the Condition Date.

(b)           Performance of Obligations.  TAM shall have performed in all material respects all obligations it is required to perform under this Agreement and the Implementation Agreement on or prior to the Condition Date, and LAN shall have received a certificate signed on behalf of TAM by the chief executive officer of TAM to such effect.  The TAM Direct Controlling Shareholder and the Amaro Family shall have performed in all material respects all obligations it is required to perform under this Agreement and the Implementation Agreement on or prior to the Condition Date.

(c)           No MAE.  No change, event, circumstance or development shall have occurred since December 31, 2009 (including any adverse change or development with respect to any such matters that occurred or existed on or prior to such date) that, individually or in the aggregate, has had or would reasonably be expected to have a TAM Material Adverse Effect.

(d)           No Market Disruptions.  Since the date of this Agreement, there shall have been no (i) general suspension of, or limitation on trading in securities on, the SSE, the Bovespa or the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) declaration of a banking moratorium or any suspension of payments in respect of banks in Chile, Brazil or the United States, or (iii) commencement of a war or armed hostilities or airline industry events which, in the case of clauses (ii) and (iii), could reasonably be expected to have a TAM Material Adverse Effect.

(e)           Requisite Shareholder Approvals.  All of the Requisite Shareholder Approvals (other than the Requisite LAN Shareholder Approval and the Requisite TAM Shareholder Approval) shall have been obtained and recorded and published in accordance with the Chilean Corporate Law or other applicable Law.

(f)            Appraisal.  The holders of not more than 2.5% of the outstanding shares of LAN Common Stock shall have exercised their appraisal rights (derecho a retiro) under Chilean Law with respect to the Mergers.

(g)           Shareholders Agreements.  TEP Chile S.A. shall have duly executed and/or delivered to LAN copies of the TAM Shareholders Agreement, Holdco 1 Shareholders Agreement, the LATAM/TEP Shareholders Agreement and the Control Group Shareholders Agreement.  Holdco 1 shall have duly executed and/or delivered to LAN copies of the Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement.  TAM shall have duly executed and/or delivered to LAN a copy of the TAM Shareholders Agreement.  The LAN Controlling Shareholders shall have duly executed and/or delivered to LAN a copy of the Control Group Shareholders Agreement.

(h)           Other Conditions. CVM shall have approved the inclusion in the Edital of all of the conditions set forth in Section 7.03, and none of the events described in paragraphs (f) and (g) of Section 7.03 shall have occurred since the date of this Agreement (without giving effect to any references to the Commencement Date contained therein).

SECTION 6.03.     Amaro Family’s Conditions to the Commencement of the Exchange Offer.  Holdco 2 shall not commence the Exchange Offer unless and until all of the conditions set forth in this Section 6.03 are satisfied or waived in writing by the Amaro Family.

(a)           Representations and Warranties.  The representations and warranties of LAN contained in Section 3.03(a), Section 3.03(b) and in clause (i) of Section 3.07 of this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Condition Date as though made on and as of the Condition Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures of any representations and warranties in Section 3.03(a) or Section 3.03(b) that, individually or in the aggregate, are de minimis in nature and amount.  All other representations and warranties of LAN contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Condition Date as though made on and as of the Condition Date (except to the extent any such representations and warranties expressly relate to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), in each case without giving effect to any LAN Material Adverse Effect or any other materiality exception, qualification or limitation contained therein, other than any failures of such representations and warranties to be so true and correct to the extent that such failures and the underlying causes thereof, individually or in the aggregate, have not had and would not reasonably be expected to have a LAN Material Adverse Effect.  TAM shall have received a certificate signed on behalf of LAN by the chief executive officer of LAN to such effect.  The representations and warranties of the LAN Controlling Shareholders set forth in Article IV shall have been true and correct on the date of this Agreement and shall be true and correct on the Condition Date as though made on and as of the Condition Date.

(b)           Performance of Obligations.  LAN shall have performed in all material respects all obligations it is required to perform under this Agreement or the Implementation Agreement on or prior to the Condition Date, and TAM shall have received a certificate signed on behalf of LAN by the chief executive officer of LAN to such effect.  The LAN Controlling Shareholders shall have performed in all material respects all obligations they are required by this Agreement or the Implementation Agreement to perform on or prior to the Condition Date.

(c)           No MAE.  No change, event, circumstance or development shall have occurred since December 31, 2009 (including any adverse change or development with respect to any such matters that occurred or existed on or prior to such date) that, individually or in the aggregate, has had or would reasonably be expected to have a LAN Material Adverse Effect.

(d)           No Market Disruptions.  Since the date of this Agreement there shall have been no (i) general suspension of, or limitation on trading in securities on, the SSE, the Bovespa or the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) declaration of a banking moratorium or any suspension of payments in respect of banks in Chile, Brazil or the United States, or (iii) commencement of a war or armed hostilities or airline industry events which, in the case of clauses (ii) and (iii), could reasonably be expected to have a LAN Material Adverse Effect.

(e)           Shareholders Agreements.  LAN shall have duly executed and/or delivered to the Amaro Family copies of the Holdco 1 Shareholders Agreement, the TAM Shareholders Agreement and the LATAM/TEP Shareholders Agreement.  The LAN Controlling Shareholders shall have duly executed and/or delivered to the Amaro Family a copy of the Control Group Shareholders Agreement.

(f)            Other Conditions. None of the events described in Schedule 1.12 of the Implementation Agreement shall have occurred since the date of this Agreement (without giving effect to any references to the Commencement Date contained therein).

SECTION 6.04.        Commencement of the Exchange Offer.  If all of the conditions set forth in this Article VI are satisfied or waived in accordance with the requirements of this Article, then Holdco 2 shall commence the Exchange Offer.

ARTICLE VII

CONDITIONS TO THE CONSUMMATION OF THE EXCHANGE OFFER

SECTION 7.01.        Conditions to the Consummation of the Exchange Offer.  The only conditions to the consummation of the Exchange Offer shall be the conditions set forth in Section 7.02 and Section 7.03.  Holdco 2 shall not be obligated to, and shall not, purchase or pay for any of the Eligible TAM Shares validly tendered and not withdrawn pursuant to the Exchange Offer unless all of such conditions are satisfied or waived by Holdco 2.  Holdco 2 shall only waive the conditions set forth in the Section 7.02 and 7.03 in accordance with the requirements set forth in Section 7.02 and Section 7.03 below (as applicable).

SECTION 7.02.        Mutual Conditions to the Consummation of the Exchange Offer.  Holdco 2 shall only waive a condition to the consummation of the Exchange Offer set forth in this Section 7.02 if such condition has been waived by LAN in the LAN Condition Notice and by the Amaro Family in the TEP Condition Notice, and Holdco 2 shall promptly waive all such conditions that have been so waived by LAN and the Amaro Family.

(a)           Required Listings.  Since the Commencement Date, none of the Bovespa, the NYSE or the SSE shall have revoked or suspended its approval of any of its Required Listings and under the terms of each such approval the relevant Required Listing shall become effective no later than the Effective Time.

(b)           Form F-4.  Since the Commencement Date, no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(c)           Delisting Condition.  The number of Free Float Shares that are validly tendered into and not withdrawn from, or that otherwise approve, the Exchange Offer shall be at least equal to the number of Free Float Shares required to permit the delisting of each of the TAM Ordinary Stock and the TAM Preferred Stock from the Bovespa under the rules of the CVM and Brazilian Law (the “Delisting Condition”).

(d)           Appraisal.  Since the Commencement Date, no Appraisal Event shall have occurred, the holders of the Free Float Shares shall not have requested a new Appraisal Report and a new Appraiser in accordance with Brazilian Law and the holders of the outstanding Free Float Shares shall no longer have the right to select a new Appraiser and to cause the Appraisal Report to be replaced with a new Appraisal Report.

SECTION 7.03.        LAN Conditions to the Consummation of the Exchange Offer. Holdco 2 shall only waive a condition to the consummation of the Exchange Offer set forth in this Section 7.03 if such condition has been waived by LAN in the LAN Condition Notice, and Holdco 2 shall promptly waive all such conditions that have been so waived by LAN.

(a)           Minimum Tender Condition.  The number of Eligible TAM Shares that are validly tendered into and not withdrawn from the Exchange Offer shall be at least equal to the number of Eligible TAM Shares that need to be acquired so that, if Holdco 2 or LAN owned the TEP Shares, it would have the right and ability to effect a statutory squeeze-out under Brazilian Law of all Eligible TAM Shares that do not accept the Exchange Offer and the Amaro Family shall have stated in the Subscription Condition Notice that all of the conditions set forth in Schedule 1.12 of the Implementation Agreement have been satisfied or irrevocably waived by the Amaro Family (the “Minimum Tender Condition” and, together with the Delisting Condition, the “Minimum Conditions”).

(b)           Governmental Consents.  Since the Commencement Date, none of the Consents received or obtained from Governmental Entities that were a condition to the commencement of the Exchange Offer shall have been revoked or amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Implementation Agreement.

(c)           No Injunctions or Restraints.  Since the Commencement Date, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Restraining Order.

(d)           No Litigation.  No Adverse Action commenced since the Commencement Date shall remain pending.

(e)           Business Continuity.  None of the following actions, events or circumstances shall have occurred since the Commencement Date (or prior thereto if no executive officer of LAN had actual knowledge of any such action, event or circumstance as of the Commencement Date) that, individually or in the aggregate, have had an adverse effect on the businesses, revenues, operations or financial condition of TAM and its Subsidiaries in any material respect:

(i)           Any change in, or termination of, any License from any Governmental Entity or other Person that are currently held by TAM or any of its Subsidiaries and used to conduct air domestic or international cargo or passenger transport services or any such Governmental Entity or other Person shall have threatened or taken any action seeking any such change or termination;

(ii)           Any loss of 5% or more of the total number of Slots currently granted to TAM and its Subsidiaries at Congonhas Airport – São Paulo, or any loss of 10% or more of the total takeoff and landing scheduled operations of TAM and its Subsidiaries at any of the following airports: the International Airport of São Paulo - Guarulhos, Santos Dumont Airport, International Airport of Rio de Janeiro – Antônio Carlos Jobim, International Airport Juscelino Kubitschek (Brasília)  and International Airport Salgado Filho (Porto Alegre);

(iii)          Any loss of 15% or more of the permits or air traffic rights held by TAM and its Subsidiaries to operate in any country in the European Union;

(iv)         Any termination or expiration of any aeronautical insurance policy that currently covers TAM or any of its Subsidiaries unless such policy is reinstated or replaced by a substantially equivalent policy within 24 hours of such termination or expiration;

(v)          Any initiation of any inquiry or investigation of TAM or any of its Subsidiaries by any Airline Regulatory Entity relating to safety issues that could be expected to result in the total or partial revocation of any License currently held by TAM or any of its Subsidiaries or to be detrimental to the public image of TAM;

(vi)         Any event that occurs at the International Airport of São Paulo – Guarulhos, Congonhas Airport – São Paulo or Santos Dumont Airport and that (1) prevents TAM and its Subsidiaries from operating at least 50% of their normally scheduled flights from such airport during the period from the date on which such event occurs to the expiration of the Exchange Offer or (2) if such period is less than 30 days, could be expected to prevent such percentage of such flights during the 30-day period commencing on the date on which such event occurs;

(vii)        Any inability of Brazil to adequately and safely control its airspace through its air traffic control system that (1) prevents TAM and its Subsidiaries from being able to conduct their normal operations during the period through the expiration of the Exchange Offer or (2) if such period is less than 30 days, could be expected to prevent such normal operations for a period of at least 30 days;

(viii)       Any aircraft accident that involves any loss of life or the total loss of any aircraft;

(ix)          Any issuance of any Law or Order:

(A)	fixing or otherwise regulating domestic Brazilian passenger airline fares;

(B)
challenging, restricting, limiting or impairing the ability of Holdco 2 to make or consummate the Exchange Offer; LAN to consummate the Mergers; Holdco 2, LAN or Holdco 1 to own, hold or exercise the rights inherent in their shares of TAM Stock; or LAN and the TAM Direct Controlling Shareholder, TEP Chile and/or the Amaro Family to jointly own or operate all or any material portion of the assets of TAM and its Subsidiaries or exercise all the rights and receive all the benefits of full ownership of each of Holdco 1, TAM and its Subsidiaries in a manner consistent with the terms of the LATAM-TEP Shareholders Agreement, the Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement;

(C)	providing for any expropriation or confiscation of any assets of TAM or any of its Subsidiaries or limiting the ability of TAM or any of its Subsidiaries to freely dispose of any of their assets;

(D)
suspending, restricting or limiting the ability to engage in currency exchange transactions in Brazil or by Brazilian corporations or residents or changing the current regulations relating to the transfer of funds into or out of Brazil; or

(E)
changing the current regulations applicable to the capital markets in Brazil or Chile or increasing any taxes or tax rates that adversely impacts the shareholders of TAM who tender into, or the consummation by Holdco 2 of, the Exchange Offer;

(x)           Any natural disaster or similar event that causes damage to any infrastructure or airspace used by, or any industry affecting, TAM or any of its Subsidiaries or any assets used by TAM or any of its Subsidiaries in the ordinary course of business; or

(xi)          Any other event that (1) prevents TAM and its Subsidiaries from operating at least 50% of their regular scheduled flights during the period from the date on which such event occurs to the expiration of the Exchange Offer or (2) if such period is less than 30 days, could be expected to prevent such percentage of such flights during the 30-day period commencing on the date on which such event occurs.

(f)           No Default Under Relevant Agreements. Since the Commencement Date, there shall not have occurred any default in the performance or breach, or any event that with notice, lapse of time or both would result in such a default or breach, by TAM or any of its Subsidiaries of any covenant or agreement contained in any Contract to which any of them is a party under which the aggregate consideration provided or received, or to be provided or received, is greater than US$10,000,000 (collectively, “Relevant Agreements”) that continues to exist, in each case after giving effect to any waivers granted by any other party to such Contract and regardless of whether or not any event of default, acceleration or other enforcement action shall have been declared or taken by any such other party.

(g)           No Market Disruptions.  Since the Commencement Date, there shall have been no (i) general suspension of, or limitation on trading in securities on, the SSE, the Bovespa or the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) declaration of a banking moratorium or any suspension of payments in respect of banks in Brazil, the United States or the European Union, or (iii) commencement of a war or armed hostilities or airline industry events, which, in the case of clauses (ii) and (iii), could reasonably be expected to have a TAM Material Adverse Effect.

(h)           Subscriptions.  The Subscriptions shall have been fully paid in each case in accordance with Section 5.04(b) of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.      Termination.  This Agreement shall terminate automatically if and when: (i) the Exchange Offer expires in accordance with its terms or is revoked with the permission of the CVM, in each case without the purchase of any shares of TAM Stock or (ii) the Implementation Agreement is terminated in accordance with its terms or the terms of this Agreement.  In addition to the circumstances provided in Section 4.01 of the Implementation Agreement, the Implementation Agreement may be terminated and the Exchange Offer and the Mergers may be abandoned at any time prior to the commencement of the Exchange Offer, whether before or after receipt of any Requisite Shareholder Approvals:

(a)           by either LAN or the Amaro Family:

(i)           if the ANAC Approval has not been obtained or for any other reason the Exchange Offer shall not have commenced on or before December 31, 2011 (as it may be extended as set forth below, the “Outside Date”); provided, however, that if the condition set forth in Section 6.01(b) shall not have been satisfied on or before December 31, 2011 and/or the condition set forth in Section 6.01(d) is not satisfied on December 31, 2011, then, if all other conditions to commencement of the Exchange Offer (other than conditions that by their nature are to be satisfied at the Pre-Commencement Closing) set forth in Article VI shall have been satisfied the Outside Date may be extended until June 30, 2012 at the election of the Amaro Family or LAN by written notice to the other party;

(ii)           if any Governmental Entity of competent jurisdiction has refused to grant any Consent described in Section 6.01(b) (other than any Consent required from CVM with respect to the inclusion in the Edital of any of the conditions set forth in Section 7.03) and such refusal has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Restraining Order that has become final and nonappealable, in each case that would give rise to the failure of a condition set forth in Section 6.01(b) or Section 6.01(c);

provided, however, that the right to terminate the Implementation Agreement under this Section 8.01(a) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement or the Implementation Agreement has been a principal cause of the failure of the Exchange Offer to commence by the Outside Date or the failure of the condition giving rise to such termination right, as applicable;

(b)           by LAN, if TAM, the TAM Direct Controlling Shareholder or the Amaro Family shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement or the Implementation Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) (assuming, in the case of any untruth, that such subsequent date was the Condition Date) and (ii) is not capable of being cured or, if capable of being cured, shall not have been cured by TAM, the TAM Direct Controlling Shareholder or the Amaro Family, as applicable, by the earlier of (A) the day before the Outside Date and (B) the 30th calendar day following receipt of written notice of such breach or failure to perform from LAN;

(c)           by the Amaro Family, if LAN or the LAN Controlling Shareholders shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement or the Implementation Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) (assuming, in the case of any untruth, that such subsequent date was the Condition Date) and (ii) is not capable of being cured or, if capable of being cured, shall not have been cured by LAN by the earlier of (A) the day before the Outside Date and (B) the 30th calendar day following receipt of written notice of such breach or failure to perform from TAM or the Amaro Family; and

(d)           by LAN prior to the commencement of the Exchange Offer if CVM shall have refused to grant its Consent to the inclusion in the Edital of any of the conditions set forth in Section 7.03.

SECTION 8.02.        Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of LAN, TAM or any other party hereto under this Agreement, other than the provisions of Sections 2.22 and 3.22, the second and third sentences of Section 5.01(a), Section 5.01(b), Section 8.01, this Section 8.02, Section 8.04, Section 8.05 and Article IX, which provisions shall survive such termination.  Notwithstanding the foregoing or any termination or anything to the contrary in this Agreement, no party to this Agreement shall be relieved or released from liability for damages of any kind (whether or not communicated or contemplated at the time of execution of this Agreement), including consequential damages and including as damages any value lost by shareholders of LAN or TAM, as the case may be, based on the consideration that would otherwise have been paid and the benefits that would otherwise have accrued to such shareholders, which arise out of or result from any (i) knowing breach of any of the representations and warranties in this Agreement or (ii) deliberate breach of any covenant of this Agreement.  No party claiming that any such breach has occurred will have any duty or otherwise be obligated to mitigate any such damages.  For purposes of this Section 8.02, (i) a “knowing” breach of a representation and warranty of a party shall be deemed to have occurred only if an executive officer of such party had actual knowledge of such breach as of the date of this Agreement or would have had such actual knowledge if such individual had made a reasonable investigation and (ii) a “deliberate” breach of any covenant of a party shall be deemed to have occurred only if such party or its Representatives took or failed to take an action constituting a breach with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant.  For purposes of this Agreement, an “executive officer” shall have the meaning given to the term “officer” in Rule 16a-1(f) promulgated under the U.S. Exchange Act.

SECTION 8.03.      Amendment.  This Agreement may be amended by the parties hereto at any time prior to the commencement of the Exchange Offer but only by an instrument in writing signed by all of the parties hereto.

SECTION 8.04.      Extension; Waiver.  At any time prior to the Effective Time, the parties may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the other parties or any of the conditions for its benefit contained herein, in each case to the extent permitted by applicable Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided in this Agreement, no single or partial exercise by any party to this Agreement of any of its rights under this Agreement shall preclude any other or further exercise of such rights or any other rights under this Agreement or applicable Law.

SECTION 8.05.      Indemnification.

(a)           Indemnification by LAN.  LAN shall indemnify and defend and hold the TAM Direct Controlling Shareholder, its Affiliates and their respective directors, officers, employees and shareholders (collectively, the “TEP Indemnified Parties”) harmless from and against any and all any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including reasonable attorneys’ fees and disbursement) (collectively, “Losses”) incurred by any TEP Indemnified Party (whether or not involving a claim by any Person other than a party hereto or an Affiliate of such a party (each, a “Third Party ”) arising out of or resulting from (i) the failure of the Exchange Offer to be consummated solely as a result of any failure by LAN to confirm in the LAN Condition Notice that any condition to the consummation of the Exchange Offer set forth in Section 7.03 (other than the Minimum Tender Condition) was satisfied if (but only if) such condition was in fact satisfied or (ii) any failure of the Exchange Offer to be consummated after the Amaro Family has paid for the TEP Chile Subscription as required by Section 5.04(b).

(b)           Indemnification by the TAM Controlling Shareholders.  The TAM Direct Controlling Shareholder and the members of the Amaro Family, jointly and severally, shall indemnify and defend and hold LAN, its Affiliates and their respective directors, officers, employees and shareholders (collectively, the “LAN Indemnified Parties”) harmless from and against any and all Losses incurred by any LAN Indemnified Party (whether or not involving a claim by a Third Party) arising out of or resulting from any failure by the Amaro Family to state in the TEP Condition Notice that any condition set forth in Schedule 1.12 of the Implementation Agreement was satisfied if (but only if) such condition was in fact satisfied.

(c)           Third Party Claims.  If any claim or action by a Third Party is made in writing against a TEP Indemnified Party or a LAN Indemnified Party (each, an “Indemnified Party”) for which indemnification is provided under this Agreement and such Indemnified Party intends to seek such indemnity, then such Indemnified Party shall promptly notify the party from whom indemnification may be sought hereunder (the “Indemnifying Party”) in writing of such claim or action; provided, however, that any failure by such Indemnified Party to give such notice promptly will not relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure.  In case any such action shall be brought against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein or, at its election, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any claim of a Third Party to the extent (a) the claim relates to any actual or alleged criminal proceeding, action, indictment, allegation or investigation, (b) seeks an injunction or equitable relief against the Indemnified Party or (c) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim.  After notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.05 for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless the representation of the Indemnified Party by counsel provided by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between the Indemnified Party and the Indemnifying Party, including situations in which there are one or more material legal defenses available to the Indemnified Party that are not available to the Indemnifying Party; provided, however, that notwithstanding the foregoing the Indemnifying Party shall not at any time, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate set of counsel for all Indemnified Parties, except to the extent that local counsel, in addition to their regular counsel, is reasonably required in order to effectively defend against such action.  No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnified Party without the prior written consent of the Indemnifying Party.  If the Indemnifying Party shall have assumed the defense of a third-party claim, the Indemnifying Party shall not enter into any settlement of or otherwise compromise or discharge such claim without the Indemnified Party’s prior written consent unless such settlement, compromise or discharge irrevocably releases the Indemnified Party from all liabilities and obligations with respect to such claim and does not impose any injunctive or other equitable relief against the Indemnified Party.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.      Survival.  None of the representations, warranties or covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that notwithstanding the foregoing, this Article IX and the covenants and agreements of the parties in the last sentence of Section 1.08 shall survive the Effective Time.

SECTION 9.02.      Fees and Expenses.  Except as provided in Section 8.02, all fees and expenses incurred in connection with this Agreement, the Implementation Agreement, the Mergers and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Exchange Offer is commenced or the Exchange Offer and the Mergers are consummated, except that expenses incurred in connection with the printing and mailing of the Offer to Exchange/Prospectus and the filing fee for the Form F-4 shall be shared equally by LAN, on the one hand, and the TAM Direct Controlling Shareholder and the Amaro Family, on the other hand.

SECTION 9.03.      Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to LAN or the LAN Controlling Shareholders, to:

Claro y Cia.
Apoquindo 3721, piso 13,
Santiago, Chile
Attention: José María Eyzaguirre B.
Fax: +562 3673003
jmeyzaguirre@claro.cl

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States of America
Attention: Sergio Galvis and Duncan McCurrach
Fax: +1 212-558-3588
galviss@sullcrom.com
mccurrachd@sullcrom.com

If to TAM to:

TAM S.A.
Av. Jurandir, 856, Lote 4
04072-000
São Paulo – SP
Brasil
Attention: Marco Antonio Bologna
Fax: +55 (11) 5582-9879
marco.bologna@tam.com.br

with a copy (which shall not constitute notice) to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1◦ andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

If to the TAM Direct Controlling Shareholder or the Amaro Family to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1◦ andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) if delivered personally, upon actual receipt, (ii) if sent by registered or certified mail, three business days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one business day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next business day after deposit with the overnight courier.

SECTION 9.04.      Definitions.  For the purposes of this Agreement, the following terms shall have the meanings assigned below.  In addition, all capitalized terms used but not defined herein that are defined in the Implementation Agreement shall have the meanings assigned to such terms in the Implementation Agreement.

(a)           “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 promulgated under the U.S. Exchange Act.

(b)           “Airline Affiliate” means, with respect to either LAN or TAM, (i) any of its Subsidiaries that operates scheduled air services, (ii) any airline with which it maintains a franchise agreement permitting that airline to operate air services for the own account of that airline with its own aircraft, but in LAN’s or TAM’s livery, as the case may be, and subject to certain service standards, and (iii) any airline that operates scheduled airline services under the IATA designator code of such airline or that of TAM, in TAM’s livery and under TAM’s service standards, or in the case of LAN, in LAN’s livery and under LAN’s service standards, as applicable, with respect to which LAN or TAM, as applicable, demonstrates that it currently and continually exercises a substantial influence in the direction of its management and policies.

(c)           “Antitrust Law” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through mergers, acquisitions, business combinations or similar transactions.

(d)           “beneficial ownership” (and its correlative phrases) shall have the meanings assigned to such phrases in Rule 13d-3 promulgated under the U.S. Exchange Act.

(e)           “business day” means any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by law or executive order to be closed in Santiago, Chile, São Paulo, Brazil or New York, New York.

(f)           “Control” (and its correlative terms) shall have the meanings assigned to such terms in Rule 12b-2 promulgated under the U.S. Exchange Act.

(g)           “Convertible Securities” means, with respect to any Person, any securities, options, warrants or other rights of, or granted by, such Person or any of its Affiliates that are, directly or indirectly, convertible into, or exercisable or exchangeable for, any Equity Securities of such Person or any of its Affiliates.

(h)           “Equity Securities” means, with respect to any Person, any capital stock of, or other equity interests in such Person.

(i)           “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all aircraft operating leases of such Person, (iv) all capitalized lease obligations of such Person, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness described in clauses (i) through (iv) above of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others and (vii) indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes.

(j)           “Intellectual Property” means, collectively, all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including computer software and databases (including source code, object code and all related documentation)), and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

(k)           “IT Assets” means all computer software and databases (including source code, object code and all related documentation), computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and elements and all associated documentation.

(l)           “Key Personnel” means any director, officer or other employee of TAM or any Subsidiary of TAM with annual base compensation in excess of $250,000.

(m)           “Knowledge” means, with respect to any matter in question, with respect to TAM, the actual knowledge of any of the executive officers of TAM and such actual knowledge as they would have had if they had made a reasonable inquiry and, with respect to LAN, the actual knowledge of any of the executive officers of LAN and such actual knowledge as they would have had if they had made a reasonable inquiry.

(n)           “LAN Material Adverse Effect” means any change, effect, occurrence or circumstance which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of LAN and its Subsidiaries, taken as a whole, other than (x) any such change, effect, occurrence or circumstance to the extent resulting from (A) any changes after the date of this Agreement in general economic or financial market conditions, (B) any changes after the date of this Agreement generally affecting the industries in which LAN and its Subsidiaries operate, (C) changes after the date of this Agreement in IFRS or the interpretation thereof, (D) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (E) any hurricane, tornado, flood, earthquake, volcanic eruption or natural disaster; provided, however, that the foregoing clauses (A), (B), (D) and (E) shall not apply to the extent that any such change, effect, occurrence or circumstance disproportionately impacts LAN and its Subsidiaries compared to other participants in the industries in which LAN and its Subsidiaries participate, or (y) any failure, in and of itself, of LAN to meet any internal or analyst projections, forecasts or estimates of revenue or earnings or any decrease in the market price or trading volume of the shares of LAN Common Stock (it being understood, however, that the exception in this clause (y) shall not apply to the underlying causes of any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a LAN Material Adverse Effect has occurred); or (ii) impairs or would reasonably be expected to impair in any material respect the ability of LAN to consummate the transactions contemplated by this Agreement or the Implementation Agreement or to perform its obligations hereunder or thereunder on a timely basis.

(o)           “Law” means any statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

(p)           “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity.

(q)           “Person” means any natural person, firm, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

(r)           “Subsidiary” means, with respect to any Person, any other Person (whether or not incorporated) as to which such Person and/or any one or more of its other Subsidiaries, directly or indirectly, (i) own a majority of the general partner interests in such other Person, (ii) own a majority of the outstanding securities of, or other equity interests in, such other Person which by their terms has ordinary voting power to elect the members of the board of directors (or comparable governing body) of such other Person, or (iii) otherwise have the right to elect or appoint a majority of such members.

(s)           “Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

(t)           “TAM Material Adverse Effect” means any change, effect, occurrence or circumstance which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of TAM and its Subsidiaries, taken as a whole, other than (x) any such change, effect, occurrence or circumstance to the extent resulting from (A) any changes after the date of this Agreement in general economic or financial market conditions, (B) any changes after the date of this Agreement generally affecting the industries in which TAM and its Subsidiaries operate, (C) changes after the date of this Agreement in IFRS or the interpretation thereof, (D) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (E) any hurricane, tornado, flood, earthquake, volcanic eruption or natural disaster; provided, however, that the foregoing clauses (A), (B), (D) and (E) shall not apply to the extent that any such change, effect, occurrence or circumstance disproportionately impacts TAM and/or its Subsidiaries compared to other participants in the industries in which TAM and its Subsidiaries participate, or (y) any failure, in and of itself, of TAM to meet any internal or analyst projections, forecasts or estimates of revenue or earnings or any decrease in the market price or trading volume of the shares of TAM Preferred Stock (it being understood, however, that the exception in this clause (y) shall not apply to the underlying causes of any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a TAM Material Adverse Effect has occurred); or (ii) impairs or would reasonably be expected to impair in any material respect the ability of TAM to consummate the transactions contemplated by this Agreement or the Implementation Agreement or to perform its obligations hereunder or thereunder on a timely basis.

(u)           “Transaction Agreements” means this Agreement and the Implementation Agreement, the Control Group Shareholders Agreement, the LATAM-TEP Shareholders Agreement, the Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement.

Any terms not defined in this Section 9.04 or otherwise in this Agreement shall have the meanings given to such terms in the Implementation Agreement.

SECTION 9.05.      Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the TAM Disclosure Schedule and the LAN Disclosure Schedule and the Exhibits and Schedules to this Agreement, all of which are incorporated herein and made a part of this Agreement.  Except as otherwise expressly provided herein, references to “parties” in this Agreement refers to the parties to this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days.  Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies they may otherwise have under applicable Law.  This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers, and the parties and their counsel and other advisers have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 9.06.      Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and signed by such party.

SECTION 9.07.      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be considered an original instrument and all of which shall together constitute the same agreement.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.08.      Entire Agreement; No Third-Party Beneficiaries.  (a)  Notwithstanding anything in this Agreement or in the other Transaction Agreements to the contrary or the placement of any provisions in, or the allocation of any provisions between, this Agreement and the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto, constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement and the other Transaction Agreements.

(b)           Except for the provisions of Section 8.05 relating to LAN Indemnified Parties and TAM Indemnified Parties, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto in accordance with, and subject to the terms of, this Agreement and the other Transaction Agreements and that neither this Agreement nor any other Transaction Agreement is intended to, or does, confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder or thereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto, and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.04 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.09.      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING THE AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY EACH PARTY SHALL BE GOVERNED BY THE LAWS OF ITS JURISDICTION OF INCORPORATION.

SECTION 9.10.      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 9.11.      Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of proving the inadequacy of monetary damages or of posting bond or other undertaking, as a remedy and to obtain injunctive relief against any breach or threatened breach hereof.  In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto waives the defense or counterclaim that there is an adequate remedy at Law.  Each of the parties hereto hereby irrevocably consents and submits itself to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, The City of New York (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Implementation Agreement, the documents referred to herein and the transactions contemplated by this Agreement and the Implementation Agreement (collectively, the “Agreed Issues”), waives, and agrees not to assert, as a defense in any action, suit or proceeding in an Agreed Court with respect to the Agreed Issues that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the parties hereto irrevocably agree that all claims with respect to any action, suit or proceeding with respect to the Agreed Issues shall be heard and determined only in an Agreed Court.  The parties hereby consent to and grant to each Agreed Court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.03 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 9.12.      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE IMPLEMENTATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE IMPLEMENTATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13.      Severability.  The provisions of this Agreement and the Implementation Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement or the Implementation Agreement.  If any provision of this Agreement or the Implementation Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the Implementation Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 9.14.      Obligations of LAN and of TAM.  Whenever this Agreement requires a Subsidiary of LAN to take any action, such requirement shall be deemed to include an undertaking on the part of LAN to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of TAM to take any action, such requirement shall be deemed to include an undertaking on the part of TAM to cause such Subsidiary to take such action.

SECTION 9.15.      Language; Portuguese Translation.  A sworn Portuguese translation of this Agreement will be prepared by a tradutor juramentado.  Such translation and no other may be filed with, or furnished to, any applicable Governmental Entity and public registries in Brazil or used in any proceeding in Brazil.  For all purposes, the English language version of this Agreement shall be the only binding agreement between the parties hereto and shall control if there is any conflict between it and the Portuguese translation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

LAN AIRLINES S.A.

By:
Name:
Title:

COSTA VERDE AERONÁUTICA S.A.

By:
Name:
Title:

INVERSIONES MINERAS DEL CANTÁBRICO S.A.

By:
Name:
Title:

TAM S.A.

By:
Name:
Title:

NOEMY ALMEIDA OLIVEIRA AMARO

MARIA CLÁUDIA OLIVEIRA AMARO

MAURÍCIO ROLIM AMARO

JOÃO FRANCISCO AMARO

TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

By:
Name:
Title:

NOEMY ALMEIDA OLIVEIRA AMARO

MARIA CLÁUDIA OLIVEIRA AMARO

MAURÍCIO ROLIM AMARO

JOÃO FRANCISCO AMARO

Exhibit 1

By-laws of TAM as of the Effective Time

Exhibit 2

By-laws of Holdco 1

Exhibit 3

By-laws of Sister Holdco

Exhibit 4

By-laws of Holdco 2

Exhibit 5

Current By-laws of TAM

Exhibit 6

Current By-laws of LAN